UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Duke Realty Corporation

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2022

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

48401

Thursday, April 14, 2022, 10:00 am ET
Virtual only meeting link: www.virtualshareholdermeeting.com/DRE2022

At the meeting, shareholders will be asked to vote on the following:

1. To elect 11 directors to serve on the company's Board of Directors for a one-year term ending at the 2023 Annual Meeting of Shareholders and until their successors have been elected and qualified;
2. To vote on an advisory basis to approve the compensation of the company's named executive officers as set forth in the proxy statement;
3. To ratify the reappointment of KPMG LLP as the company's independent registered public accountants for fiscal year 2022; and
4. To transact such other business as may properly come before the 2022 Virtual Annual Meeting of Shareholders and any adjournment or postponement thereof.

Duke REALTY

This proxy statement was mailed or made available on or about March 2, 2022.

March 2, 2022

To our stakeholders,

2021 can be summarized as a year of records for Duke Realty Corporation. At year-end, we achieved eight new record highs for various financial, operating and earnings metrics. This is particularly impressive when you consider Duke Realty’s already strong performance over the last three years. I am most proud of our record-breaking Total Shareholder Return (TSR) of 67.8 percent for 2021. Once again, we were ranked in the top 20 percent of all equity REITs in the United States. Our 10-year TSR is 686.7 percent and ranks 7th among all equity REITs and we have repeatedly beat the RMS (composite index of all REITs) and the S&P 500 on a trailing 3-, 5- and 10-year basis.

A great deal of our success and positive outlook for future growth can be attributed to our new development activity. In 2021, we started $1.4 billion of new LEED® certified development projects across the U.S. — a company record. This was an increase of over 75 percent from 2020. We were also able to significantly improve our development margins and realize substantial value creation on development deliveries. Our current development pipeline and our development platform overall are expected to be significant contributors to future earnings growth.

One of the key drivers to our increased development volume was our leasing activity. We set another all-time high by completing 33.5 million square feet of lease transactions. This record volume was driven by voracious demand for state-of-the-art logistics space and the high-quality projects we own and continue to develop.

Our portfolio occupancy was another highlight for Duke Realty in 2021. Even with our elevated new development volumes, we improved the two key occupancy metrics we track over prior year levels. Our total in-service portfolio and our stabilized in-service portfolio reached record levels of 98.1 percent and 98.7 percent leased, respectively — both 60 basis points increases over 2020.

In 2021, we continued to improve the quality of our portfolio in several significant areas. We increased the Net Operating Income (NOI) in our coastal tier 1 markets to 43 percent of our total NOI, up from 37 percent in 2020. This is critical to our future growth, as these markets continue to have the highest rent growth and lowest vacancies in the nation.

Additionally, we executed several important transactions to manage our growing Amazon portfolio. For more than 15 years, we have had a great partnership with Amazon, leasing and developing many of their projects across the country. In late 2020, Amazon represented 10 percent of our NOI. As prudent stewards of our portfolio, we developed a strategy to reduce our Amazon NOI to a range between four and seven percent of total NOI. In 2021, we sold six projects and contributed seven projects into a newly formed joint venture with CBRE Global Investors. We retained a 20 percent interest in the joint venture and will continue to manage the properties and maintain our strong and valued relationship with Amazon. These transactions brought our exposure to Amazon down to 5.9 percent of our NOI by year-end.

With these record drivers, it’s no surprise that we grew our diluted net income per share to $2.25 and Core Funds From Operations (FFO)* to $1.73 per share. This represents an increase of 181 percent and just under 14 percent, respectively, from 2020. Additionally, we grew our Adjusted Funds From Operations (AFFO)* by 11.6 percent on a share adjusted basis and increased our common dividend to $1.045 per share. This was an 8.9 percent increase in our dividend and was the seventh year in a row that Duke Realty increased its dividend.

Corporate responsibility is key to our culture and once again we made great strides in environmental stewardship, social responsibility and high corporate governance standards in 2021. During the year, we continued our commitment to the environment and sustainability by issuing two more green bonds totaling $950 million to fund our new LEED certified development projects. Duke Realty was the first industrial logistics REIT in the U.S. to issue green bonds in 2019. I hope you’ll read Dave Stockert’s letter, which covers our many achievements including carbon neutrality goals, diversity, equity and inclusion initiatives, and our continued commitment to sustainability.

•LEED®, and its related logo, is a trademark owned by the U.S. Green Building Council® and is used with permission.

Our balance sheet is the foundation of our company’s ability to perform and grow. Despite all the capital investment in acquisitions and new development, we were able to strengthen our balance sheet. We improved our fixed-charge coverage ratio* to 6.2 times from 5.6 times and we reduced our net debt to EBITDA ratio* to 5.0 times from 5.2 times. The results of our continued solid balance sheet management were recognized early in 2022 when Duke Realty received a rating outlook upgrade from S&P Global from stable to positive.

I would be remiss if I didn’t give credit for all the record achievements to our associates across the country. Working through the second year of a global pandemic, we were able to start 33 new development projects, acquire ten assets, sell 31 assets and complete 275 leases. Simply put, our associates continued to step up and overcome all the obstacles our country is experiencing. We dealt with a pandemic, labor shortages, rising inflation and supply chain issues and none of that kept our teams from achieving a record-setting year.

At this year’s annual meeting, we will say goodbye to board member Mike Szymanczyk. Mike has served on our board for ten years, and I’m grateful for all his advice and counsel over those years. I would like to personally thank Mike for his exemplary service.

2022 is Duke Realty’s golden anniversary. As we head into our 50th year, our outlook for the future has never been brighter. Logistics demand should remain at elevated levels for the foreseeable future. Driven by continued e-commerce growth and consumer spending, combined with record low vacancy rates, the industry should continue to experience significant rent growth. We expect demand and infrastructure spending to allow Duke Realty to continue to create substantial value in our new development activities across the country.

Duke Realty has the depth of experience and leadership talent to maintain our top-tier performance. We’ll continue to invest in our associates, improve the environment and the communities where we live and work. We’ve been around 50 years and are looking forward to what we can accomplish for all of our stakeholders in the next 50 years.

Thank you for your continued investment in and support of Duke Realty Corporation.

Sincerely,
James B. Connor

Chairman and Chief Executive Officer

* Core FFO and AFFO are non-GAAP metrics. In addition, the fixed charge coverage ratio and net debt to EBITDA ratio are calculated using non-GAAP financial measures. See Appendix A for more information about non-GAAP financial measures used in this proxy statement, including a reconciliation to the most comparable measure calculated in accordance with GAAP.

March 2, 2022

To our stakeholders,

In 2021, Duke Realty continued our focus on environmental stewardship, social responsibility and governance (ESG), further securing our standing as an example to others in our industry. To demonstrate our ongoing commitment to ESG, we updated our vision statement to incorporate sustainability: “Delivering Sustainable Excellence in Logistics Real Estate.”

A LEADER IN ENVIRONMENTAL STEWARDSHIP

We received top recognition in our sector from GRESB, the gold standard for ESG benchmarking and reporting. GRESB ranked Duke Realty top among peers, earning Sector Leader in the Development Benchmark, and awarded us four Green Stars for our outstanding performance in ESG and sustainable development practices. Duke Realty’s 2021 GRESB submission resulted in a score that is well above GRESB and peer averages and we earned the highest score for management – which speaks to our exemplary company and board leadership.

We took our commitment to limiting our impact on the environment to a new level with carbon neutrality goals announced in 2021. We will target achieving carbon neutrality for our operations by 2025 and achieving carbon neutrality in alignment with the Paris Climate Accords by 2040. Duke Realty will work to meet these carbon neutrality goals by reducing carbon emissions, replacing energy sources with renewable energy and offsetting our energy consumption.

Duke Realty became the first industrial Real Estate Investment Trust (REIT) to source funds solely for environmentally friendly development in the United States with the issuance of a $400 million green bond in 2019. We did it again in January 2021 and yet again in November 2021. In total, we have completed approximately $1.35 billion in green bond offerings, which we will invest entirely in green projects, including remediation efforts. In fact, last year, our infill redevelopment efforts cleaned up 124 acres of environmentally contaminated sites.

In 2021, we earned Best Community Solar Project in Solar Builder’s 2021 Project of the Year awards for our four-building community solar project in New Jersey that generates 11.1 megawatts of clean electricity annually. This is just one installation of several on Duke Realty rooftops across the country that help generate 28.5 megawatts of clean electric power annually.

Duke Realty’s first smart building equipped with technology to better regulate energy and water usage is under development, and in 2021 we launched an initiative that allows our customers to implement smart features for their build-to-suit facilities developed by Duke Realty.

In April 2021, Duke Realty entered the USGBC LEED® v4 Volume Program, allowing the company to achieve certification on a group of projects, rather than individual building assessments, thereby reducing review time and cost. Duke Realty was the first logistics REIT to pledge development of all facilities to LEED certification standards back in 2019. Duke Realty has completed or begun development of $3.7 billion across 72 industrial projects totaling 30.4 million square feet that have achieved or are expected to achieve LEED certified standards. The company’s headquarters even received LEED Silver certification, as well as the Fitwel® Certification 2-Star Rating for health-promoting design and management that supports the physical, mental and social health of our associates.

FOCUS ON DIVERSITY, EQUITY AND INCLUSION

We continue to foster an equitable environment where associates are valued and appreciated for their contributions and their diversity. This past year we celebrated the 20th anniversary of our formalized Diversity and Inclusion Council with a rebrand to Diversity, Equity and Inclusion Council. Additionally, we hold ourselves accountable for assessing pay equity several times during the year. This ensures that any disparities created through hiring, promotion, reorganization, etc., are identified and remedied as quickly as possible. In 2021, we hired a third-party expert to analyze and verify our pay equity initiatives.

Our talent pipeline and mentorship programs have allowed us to identify experienced, high-performing associates for leadership development. In 2021, we continued to increase the number of women and people of color in leadership roles. Most notable was Nancy Shultz being named president of our Western Region. In 2021, 52 percent of top and mid-level new hires companywide were women or people of color. We continue to focus on opportunities to hire and invest in talent that reflects the communities we serve.

Duke Realty was once again recognized by Brandon Hall, this time with its Gold Award for Best Advance for Leading Under Crisis and we were honored by Globe St. with their Diversity Champion award. In 2021, Duke Realty signed the CREW Network CRE Pledge for Action to Advance Women and DEI. Our commitment to diversity, equity and inclusion will remain a priority.

CULTURE OF GIVING

The credit for Duke Realty’s success goes directly to our associates and their passion for service. They continue to deliver on our mission to be the preferred logistics real estate partner for our stakeholders. And they step up when asked to help the vulnerable in the communities we serve. Throughout the year, our associates volunteered more than 5,000 hours and donated more than $560,000 to local and national organizations. We can’t thank them enough for their hard work and dedication.

Finally, I want to take this opportunity, on behalf of the entire board, to thank Mike Szymanczyk for his service and commitment to Duke Realty and our stakeholders. Mike’s commitment to the board, our corporate governance and our strategy has been invaluable.

Our commitment to sustained growth, attractive returns and corporate responsibility for you, our stakeholders, will continue. We thank you for your support.

Sincerely,

David P. Stockert

Lead Independent Director, Duke Realty Board of Directors

1	2022 Proxy Summary			43	Assessing the Competitive Marketplace
7	Proposal 1: Election of 11 Directors			44	How the Compensation and Human Capital Committee Uses Peer Group Data
8	Board Evaluations and Membership Criteria			44	Analysis of 2021 Compensation Decisions
11	Nominees for Election as Directors			52	Compensation Guidelines and Policies
21	Board Committees			54	Employment and Severance Agreements
23	2021 Board Committee Membership and Meetings		56	Executive Compensation
24	Director Compensation			56	Summary Compensation Table
	25	Stock Ownership Policies		58	Grants of Plan-Based Awards in 2021
	26	Director Compensation Table for 2021		59	Outstanding Equity Awards at 2021 Fiscal Year End
28	Audit Committee Report			61	Option Exercises and Stock Vested in 2021
29	Fees Paid to Independent Registered Public Accountants			62	Nonqualified Deferred Compensation for 2021
	29	Audit Committee Pre-Approval Policies		63	Other Potential Post-Employment Payments
	29	Audit Committee Review		64	Change in Control Provisions Under Other Agreements
30	Report of the Compensation and Human Capital Committee			65	Retirement Provisions Under Other Agreements
31	Compensation Committee Interlocks and Insider Participation			65	Risk Assessment of Overall Compensation Program
32	Corporate Responsibility			66	CEO Pay Ratio
34	Proposal 2: Advisory Vote to Approve the Compensation of NEOS			66	Equity Compensation Plan Information
35	Compensation Discussion and Analysis		68	Ownership of Company Shares
	35	Introduction	71	Certain Relationships and Related Transactions
	35	2021 Performance Highlights	72	Proposal 3: Ratification of Independent Auditor
	37	Fiscal 2021 Pay and Performance Alignment	73	Information About Voting and Proxy Materials
	39	Our Executive Compensation Practices	74	Annual Report
	39	Consideration of Most Recent Say-on-Pay Vote	75	Other Matters
	40	Overview of Executive Compensation Philosophy and Objectives	76	Shareholder Proposals and Nominations for 2023 Annual Meeting
	41	Determining Individual Compensation Levels and Pay Mix	A-1	Appendix A: Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
	42	How We Make Compensation Decisions

2022 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read this entire proxy statement carefully before voting. In this proxy statement, the “company,” “we,” “our” and “us” refer to Duke Realty Corporation and its consolidated subsidiaries, unless the context requires otherwise.

Company Overview

We specialize in the ownership, management and development of industrial real estate. Since our founding in 1972, we have set the standard for providing high-quality, productivity-enhancing industrial properties, and today own and manage best-in-class warehouse and distribution facilities in 18 major U.S. logistics markets nationwide. Our expertise also includes sustainable development, property management and leasing services. Our overall strategy is to increase our investment in quality industrial properties primarily through development, on both a speculative and build-to-suit basis, supplemented with acquisitions in the markets we believe have the highest growth potential.

2021 Business Highlights

For more information regarding our 2021 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2021.

190.7% 5-Year TSR[1]	173.3% 3-Year TSR[1]
12,390 bps Outperformance over MSCI REIT Index for the same period	**10,690 bps** Outperformance over MSCI REIT Index for the same period

2021 RESULTS

35.3%▲ Rent Growth[2]	**98.7%▲** Stabilized Occupancy
181% Diluted EPS Growth	**13.8%** Core FFO Growth
$1.4B in Development Starts	**$1.4B** Development Pipeline **68%** Estimated Value Creation[3]
33.5 MILLION SQUARE FEET LEASED	Increased Dividend by **8.9%** Year-over-year

(1) Total shareholder return (TSR) is as of December 31, 2021 and is calculated based on the stock price appreciation and dividends paid to show the total return to a shareholder over a period time. TSR assumes dividends are reinvested in common stock on the day the dividend is paid.

(2) Rent growth represents the growth in average net effective rent, which is the percentage change in net effective rent between prior leases and current leases executed during 2021. Net effective rent represents average annual base rental payments on a straight-line basis for the term of each lease excluding operating expense reimbursements. The calculation excludes leases with an initial term of less than 12 months and is weighted by the square footage of leases executed. This amount includes growth in leases from both wholly owned and joint venture-owned properties.

(3) Estimated value creation is computed by applying a market capitalization rate to development projects' initial net operating income expected to be generated upon stabilization to calculate an implied value. The value creation represents the amount by which the implied value exceeds the estimated stabilized costs of the projects at the time of stabilization. Estimated value creation represents a forward-looking statement based on our best judgment as of the date it was published, and actual value creation is ultimately contingent upon the actual costs to complete these projects, the actual leasing results for these projects as well as market capitalization rates prevalent at the time such projects are completed and leased. We can give no assurance that this level of value creation will be attained or that any deviation will not be material. For more information about items that could impact these forward-looking statements, see the "Cautionary Notice Regarding Forward-Looking Statements" section of our earnings release dated January 26, 2022.

Compensation Highlights

Corporate Responsibility Highlights

Corporate Governance Highlights

DIVERSITY, EQUITY & INCLUSION

OVER 300 ASSOCIATES ATTENDED ONE SPEAKER EVENT

ASSOCIATE	UPPER MANAGEMENT	ASSOCIATE	UPPER MANAGEMENT
46% WOMEN | 54% MEN	24% WOMEN | 76% MEN	16% PEOPLE OF COLOR | 84% WHITE	12% PEOPLE OF COLOR | 88% WHITE

55% DIVERSE BOARD OF DIRECTORS

(WOMEN AND PEOPLE OF COLOR)

46 YEARS

AVERAGE ASSOCIATE AGE

$52 MILLION

DIVERSE SUPPLIER SPEND

12% UTILIZATION

SIGNED CREW NETWORK

CRE PLEDGE FOR ACTION TO ADVANCE WOMEN AND DEI

GLOBEST. DIVERSITY CHAMPION AWARD WINNER

2022 Proxy Information
Our Board is soliciting proxies to be voted at the 2022 Annual Meeting of Shareholders. Due to how well the virtual format worked for the 2020 Annual Meeting of Shareholders and the 2021 Annual Meeting of Shareholders, our Board has decided to hold the 2022 Annual Meeting of Shareholders virtually as well. We refer to the 2022 Annual Meeting of Shareholders as the “Virtual Annual Meeting.” Our proxy statement provides shareholders with information needed to vote by proxy or during the Virtual Annual Meeting. Shareholders do not need to attend the Virtual Annual Meeting to vote. Voting instructions are below.

Virtual Annual Meeting of Shareholders

Time and Date:	10 a.m. ET, April 14, 2022
Virtual-Only Meeting Link:	www.virtualshareholdermeeting.com/DRE2022
Attendance instructions:	If you are a shareholder, you will need your 16-digit control number included on the proxy notice, proxy card or the voting instruction form previously distributed to you in order to log in to the meeting. Those without a control number may attend as guests of the Virtual Annual Meeting, but may not vote or ask questions. If you are a guest, you will need to register by entering your name and email address. The Virtual Annual Meeting will start promptly at 10:00 a.m. ET, and online access will begin at 9:45 a.m. ET. We encourage you to access the Virtual Annual Meeting prior to the start time.
Voting/Questions:	If you are a shareholder, you may vote during the Virtual Annual Meeting by following the instructions available on www.virtualshareholdermeeting.com/DRE2022. You may also continue to use the proxy card included with the proxy materials previously distributed to you to vote, including by using the Internet or telephone options described on the proxy card and as described in more detail below. You may ask questions starting at 9:45 a.m. ET and continuing throughout the Virtual Annual Meeting. We will answer as many as possible after the business portion of the Virtual Annual Meeting. If there are any unanswered questions, we will address them on our corporate website as soon as practical after the Virtual Annual Meeting. Our intent is to ensure that shareholders are afforded the same ability to participate in the Virtual Annual Meeting as at an in-person meeting. Guests will not have the option to vote or ask questions during the virtual event.
Technical Support:	You should ensure that you have a strong Internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Virtual Annual Meeting. Technical support, including related technical support phone numbers, will be available on the virtual-only meeting platform at www.virtualshareholdermeeting.com/DRE2022.
Record Date:	February 18, 2022
Voting Eligibility:	All shareholders of record as of the close of business on the Record Date are entitled to vote during the Virtual Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted for consideration.
Quorum:
For any business to be conducted, the holders of a majority of the shares of common stock entitled to vote at the Virtual Annual Meeting must be present, either virtually or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) generally will be counted as present. As of the Record Date, 382,767,712 shares of common stock were issued and outstanding.

How to Vote

Here are the methods available to shareholders of record for voting on the proposals in this proxy.

Vote, sign and date your proxy card. Mail it in the enclosed postage-paid envelope.

Use your 16-digit control number to log-in and vote during the Virtual Annual Meeting.

Call toll-free 1.800.690.6903 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

Log on to www.proxyvote.com and follow the on-screen instructions. You will be prompted to enter certain information that can be found on your proxy card.

Note: Please refer to specific instructions provided on the Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting (Notice) or your printed proxy materials. If you are a beneficial holder who holds shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee.

Proposal 1: Election of 11 Directors

		Board Vote Recommendation	Page Reference (for more detail)
		FOR EACH DIRECTOR NOMINEE	7
•	We are asking shareholders to elect 11 directors to serve for a one-year term that will expire at the company’s 2023 Annual Meeting or until their successors have been elected and qualified.
•	Each director nominee is elected annually by the affirmative vote of a majority of shareholders present virtually or represented by proxy and entitled to vote. An abstention will result in a nominee receiving fewer affirmative votes and, therefore, will have the same effect as a vote against the nominee. Brokers are not entitled to vote uninstructed shares on director elections; therefore, broker non-votes are not considered entitled to vote and will not have an impact on the election of directors.

Proposal 2: Advisory Vote to Approve the Compensation of NEOs

		Board Vote Recommendation	Page Reference (for more detail)
		FOR	34
•	We are asking shareholders to approve, on an advisory basis, the compensation of the named executive officers (NEOs) as discussed and disclosed in this proxy statement, including the Compensation Discussion and Analysis beginning on page 35 and the tables and narratives that follow under Executive Compensation beginning on page 56.
•	The proposal to approve, on an advisory basis, the compensation of the company’s NEOs will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not have an impact on the vote to approve compensation.

Proposal 3: Ratification of Independent Auditor

		Board Vote Recommendation	Page Reference (for more detail)
		FOR	72
•	To ratify the reappointment of KPMG LLP (KPMG) as the company’s independent registered public accountants for the fiscal year 2022.
•	To ratify the selection of KPMG, votes cast in favor of the proposal must exceed votes cast against the proposal. Abstentions will not be treated as votes cast and, therefore, will not have an impact on the ratification of KPMG as our independent registered public accountants. The ratification of the selection of KPMG as the company’s independent registered public accountants for 2022 is considered a discretionary matter, and brokers will be permitted to vote uninstructed shares as to such matter.

PROPOSAL 1	ELECTION OF 11 DIRECTORS

The Board currently consists of 12 members. On January 26, 2022, based on the recommendation of the Corporate Governance Committee, the Board approved a decrease in the size of the Board from 12 directors to 11, effective as of the date of the Virtual Annual Meeting, and nominated each of the existing directors, with the exception of Mr. Michael E. Szymanczyk, for re-election to serve for a one-year term that will expire at the 2023 Annual Meeting or when their successors have been elected and qualified.

Each nominee has agreed to be named in this proxy statement and serve if elected. The Board believes that all of the nominees for director will be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board. If the Board does not propose another director nominee prior to or at the Virtual Annual Meeting, the Board, by resolution, may reduce the size of the Board and number of directors to be elected at the Virtual Annual Meeting.

The election of each director requires the affirmative vote of a majority of the shareholders present virtually or represented by proxy and entitled to vote for the election of directors. An abstention will result in a nominee receiving fewer votes and, therefore, will have the same effect as a vote against the nominee. Brokers are not entitled to vote uninstructed shares in director elections; therefore, broker non-votes are not considered entitled to vote and will not have an impact on the election of directors.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

BOARD EVALUATIONS AND MEMBERSHIP CRITERIA

The Corporate Governance Committee, whose responsibilities are described in “Board Committees,” annually evaluates the effectiveness of the Board and each Board committee also performs a self-assessment. As part of this evaluation, each director fills out an assessment of the entire Board as well as the committees on which he or she serves. The Corporate Governance Committee then reviews a compilation of the results of the Board self-assessment and each committee reviews the results of its self-assessment. The Board also engages outside counsel to assist with the director self-assessment process, including performing candid one-on-one confidential interviews with directors and presenting their findings to the Board. These individual self-assessment interviews also assist the Corporate Governance Committee in its board refreshment efforts. Since 2016, the Board has added seven new independent directors to the Board.

The Corporate Governance Committee believes that, although the company can benefit from experienced directors, periodic refreshment of the Board is important. The Corporate Governance Committee, therefore, regularly discusses director succession and reviews potential candidates. The Corporate Governance Committee may employ a search firm to identify director candidates. Although there are no specific, minimum qualifications for directors, key factors that the Corporate Governance Committee considers when determining whether to appoint new directors or recommend the re-election of current directors include:

In nominating members for election to the Board, the Corporate Governance Committee will consider written nominations by shareholders. Our bylaws state that the Corporate Governance Committee must consider these nominees as long as the recommendation is submitted to our Corporate Secretary in a timely manner and the nomination complies with the requirements in our bylaws. Timing requirements are described in “Shareholder Proposals and Nominations for 2023 Annual Meeting.” The Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of recommendation. However, the Corporate Governance Committee may, in its sole discretion, reject any recommendation for any reason. The complete set of requirements for the submission of a shareholder nomination is included in our bylaws. The Board has also adopted a proxy access bylaw, which allows certain eligible shareholders to nominate director candidates and requires us to include such candidates in our proxy materials for an annual meeting of shareholders that involves the election of directors. For more information about the eligibility and other requirements to submit director nominees pursuant to our proxy access bylaw, see “Nominees for Election of Directors-Proxy Access Policy” and “Shareholder Proposals and Nominations for 2023 Annual Meeting.”

Diversity is an important strategic initiative at Duke Realty and has relevance to our associates, vendors, tenants and shareholders. We also are committed to diversity at the Board level. Having a Board composed of men, women and people of color with different perspectives facilitates more balanced, wide-ranging discussion in the boardroom. The Board also is committed to inclusion--ensuring that all directors feel welcomed, valued and able to contribute their opinions. Accordingly, the Board has adopted a Board Diversity, Equity and Inclusion Policy, which is available on the Investor Relations/Corporate Governance section of our website at www.dukerealty.com. Pursuant to the Board

Diversity, Equity and Inclusion Policy, our Board considers director nominees from diverse backgrounds, and the Corporate Governance Committee periodically reviews the director selection process to ensure that women and people of color are included. Pursuant to this policy, and using the self-identified diversity characteristics of our directors, our Corporate Governance Committee nominated four women and two people of color to the Board this year.

The diversity of tenure, gender and ethnicity of our director nominees is as follows:

The Board believes that it is important to have directors with strong leadership experience as well as experience in the real estate industry and operations. A balance of perspectives from other industries also is critical to well-rounded oversight. The chart below highlights the industry experience and qualifications of our nominees to the Board as more fully described in “Nominees for Election as Directors.”

John P. Case	James B. Connor	Tamara D Fischer	Norman K. Jenkins	Kelly T. Killingsworth	Melanie R. Sabelhaus	Peter M. Scott, III	David P. Stockert	Chris Sultemeier	Warren M. Thompson	Lynn C. Thurber
CEO/Other Sr. Management	●	●	●	●	●	●	●	●	●	●	●
Industry											
Accounting	●		●	●			●	●			●
E-Commerce					●				●		
Energy							●				
Finance or Asset Management	●	●	●	●			●	●	●		●
Financial Services	●										●
Healthcare						●					
Hospitality				●		●		●		●	
Insurance							●				
Investment Management											●
Legal											
Logistics					●				●		
Manufactured Housing			●						●		
Manufacturing					●						
Operations	●	●	●	●	●	●	●	●	●	●	
Real Estate	●	●	●	●		●		●	●	●	●
Retail	●		●		●				●	●	
Self-Storage			●								
Supply Chain					●				●		
Telecommunications							●				
Venture Capital											
Wine			●								
Skills											
Auditing	●		●	●							●
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Consulting					●	●	●				
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Corporate Governance	●	●					●	●		●	●
Entrepreneurship				●	●	●				●	
Governmental and Regulatory Matters	●				●		●				
Human Capital	●	●		●	●	●	●	●	●		●
International Business	●				●				●		●
Investor Relations	●	●	●		●		●	●			●
Marketing	●	●			●	●					
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Racial Diversity				●						●	
Independent Director	●		●	●	●	●	●	●	●	●	●

NOMINEES FOR ELECTION AS DIRECTORS

John P. Case	Director Since: 2018	Committee: Compensation and Human Capital

Age: 58 Independent director
Qualifications: Mr. Case brings auditing, business administration, capital markets, corporate development, corporate governance, governmental and regulatory matters, human capital, international business, investor relations, marketing, mergers and acquisitions, public company and risk oversight expertise to the Board.

Business Experience:

•Partner and Senior Advisor, Ares Management Corporation, an alternative investment management firm (2021-present)
•Chairman & Principal of Bunker Hill Group, a private non-registered investment company with primary holdings in the beverage distribution business and related real estate (2019-present)
•Chief Executive Officer and Director of Realty Income Corporation, a Standard & Poor’s 500 Index (S&P 500) company that invests primarily in single-tenant retail properties (September 2013-2018)
•President of Realty Income Corporation (March 2013-August 2013)
•Executive Vice President, Chief Investment Officer of Realty Income Corporation (2010-February 2013)
•New York-based real estate investment banker at various banks including Merrill Lynch, UBS and RBC Capital Markets (1991-2010)

James B. Connor	Director Since: 2015	Committee: N/A

Age: 63
Qualifications: Mr. Connor brings business administration, capital markets, corporate development, corporate governance, human capital, investor relations, marketing, public company and sustainability expertise to the Board, as well as deep, extensive knowledge of Duke Realty’s business and operations.

Business Experience:

•Positions Held at Duke Realty Corporation
•Chairman and Chief Executive Officer (April 26, 2017-present)
•Director (2015-present)
•President and Chief Executive Officer (2016-April 25, 2017)
•Senior Executive Vice President and Chief Operating Officer (July 31, 2013-2015)
•Senior Regional Executive Vice President (January 17, 2011-July 30, 2013)
•Executive Vice President of the Midwest Region (December 1, 2003-January 16, 2011)
•Senior Vice President (April 1998-November 30, 2003)

•Various Positions Held at Cushman & Wakefield (1981-March 1998)

Other Public Company Board:

•EPR Properties, a publicly traded real estate investment trust (REIT), which focuses on real estate venues that create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money (2019-present)

Tamara D. Fischer	Director Since: 2020	Committee: Audit

Age: 66 Independent director
Qualifications: Ms. Fischer brings auditing, business administration, capital markets, investor relations, mergers and acquisitions, public company and risk oversight expertise to the Board.

The Board has determined that Ms. Fischer qualifies as an “audit committee financial expert” as defined under the applicable rules established by the Securities and Exchange Commission (SEC).

Business Experience:

•President and Chief Executive Officer of National Storage Affiliates Trust, a publicly traded REIT focused on the ownership, operation and acquisition of self-storage properties (2020-present)
•President and Chief Financial Officer of National Storage Affiliates Trust (July 1, 2018-2019)
•Executive Vice President and Chief Financial Officer of National Storage Affiliates Trust (2013-June 30, 2018)
•Various consulting positions (2011-2012)
•Consultant to Vintage Wine Trust, Inc., a REIT created to acquire and own vineyards, wineries and other real estate related to the wine industry (2009-2010)
•Executive Vice President and Chief Financial Officer of Vintage Wine Trust, Inc. (2004-2008)
•Executive Vice President and Chief Financial Officer of Chateau Communities, Inc., which was one of the largest REITs in the manufactured home community sector (1993-2003)
•Various positions with Coopers & Lybrand (now PricewaterhouseCoopers) (1984-1992)

Other Public Company Board:

•National Storage Affiliates Trust (2020-present)

Norman K. Jenkins	Director Since: 2017	Committee: Corporate Governance

Age: 59 Independent director
Qualifications: Mr. Jenkins brings auditing, business administration, capital markets, entrepreneurship, human capital, mergers and acquisitions and public company expertise to the Board.

Business Experience:

•President and Chief Executive Officer of Capstone Development, LLC, a privately-held developer and acquirer of commercial and multi-family real estate (2009-present)
•Various roles for Marriott International, Inc. (1992-2008)
•Various finance and operating roles for McDonald’s Corporation (1986-1992)

Other Public Company Boards:

•Urban Edge Properties, a publicly traded REIT (2021-present)
•AutoNation, Inc., a publicly traded automotive retailer (2020-present)

Kelly T. Killingsworth	Director Since: 2021	Committee: Compensation and Human Capital Committee

Age: 57 Independent director
Qualifications: Ms. Killingsworth brings business administration, consulting, corporate development, entrepreneurship, governmental and regulatory matters, human capital, international business, investor relations, marketing and mergers and acquisitions expertise to the Board.

Business Experience:

•Vice President, Logistics of NIKE, Inc. (2020-present)
•Various roles in logistics and merchandising for Walmart Inc. (2009-2020)
•Independent consultant regarding supply chain matters to Ricoh Systems, which produces electronic products, primarily cameras and office equipment (2009-2009)
•Senior Director, Product Management, Supply Chain/Transportation of Manhattan Associates, Inc., which builds technology solutions that solve the world's most complex business problems in supply chain, inventory and omnichannel commerce (2006-2008)
•Various logistics roles at The Home Depot, Inc. (2002-2006)
•Business Development Senior Manager of Viewlocity, Inc., which provides supply chain management software solutions (2000-2002)
•Various management, consulting, and transportation roles at 12 Technologies, Amoco Polymers, Yellow Logistics Services, Dupont, Roadway Package Systems, Inc. and B.I. Transportation (1988-2000)

Melanie R. Sabelhaus	Director Since: 2012	Committee: Compensation and Human Capital, Chairperson

Age: 73 Independent director
Qualifications: Ms. Sabelhaus brings consulting, entrepreneurship, human capital, marketing, public company and risk oversight expertise to the Board.

Business Experience:

•Principal at Visionary Philanthropic Consulting, LLC, which provides virtual consulting to philanthropic organizations (2018-present)
•Consultant to philanthropy for several nonprofit organizations around the U.S. (2005-present)
•Deputy Administrator of the U.S. Small Business Administration, where she was responsible for policy development and program supervision (2002-2005)
•Community fundraising and women’s business issues (1998-2018)
•Vice President for Global Sales of BridgeStreet Accommodations, Inc., which offered upscale, fully furnished apartments, townhouses and condominiums primarily to business travelers or relocating corporate executives at Fortune 2000 corporations and professional firms (1997-1998)
•Chief Executive Officer of Exclusive Interim Properties, a real estate company that specialized in short-term, furnished housing (1986-1996)
•Various roles at International Business Machines Corporation (1972-1986)

Peter M. Scott, III	Director Since: 2011	Committees: Audit and Finance, Chairperson of Audit

Age: 72 Independent director
Qualifications: Mr. Scott brings business administration, capital markets, consulting, corporate development, corporate governance, governmental and regulatory matters, human capital, investor relations, mergers and acquisitions, public company and risk oversight expertise to the Board.

The Board has determined that Mr. Scott qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Business Experience:

•Chief Financial Officer of Progress Energy, Inc. (now Duke Energy Corporation) (2000-2003); (2005-2008)
•President and Chief Executive Officer of Progress Energy Service Company LLC, where he had responsibility for all financial and administrative functions of Progress Energy, Inc. (now Duke Energy Corporation) (2004-2008)
•Various other management positions with Progress Energy, Inc. (now Duke Energy Corporation) or its subsidiaries, including responsibilities for its telecommunications and competitive energy subsidiaries
•President of Scott, Madden & Associates, Inc., a general management consulting firm that served clients in a number of industries, including energy and telecommunications (1983-2000)
•Assistant to the Executive Vice President of Carolina Power & Light Company, Inc., a predecessor of Progress Energy, Inc. (now Duke Energy Corporation) (1981-1983)
•Principal and partner in Theodore Barry & Associates, Inc., a Los Angeles-based consulting firm (1977-1981)

Past Public Company Board:

•Cleco Corporation (now Corporate Holdings LLC), a public utility holding company (2009-2016)

David P. Stockert	Director Since: 2017	Committee: Corporate Governance, Chairperson

Age: 59 Independent director Lead Director since 2019
Qualifications: Mr. Stockert brings business administration, capital markets, corporate governance, human capital, investor relations, mergers and acquisitions and public company expertise to the Board.

Business Experience:

•One of three general partners of Sweetwater Opportunity Fund, L.P., a real estate opportunity fund headquartered in Atlanta, Georgia and formed to invest in commercial property in the Southeast and Texas, targeting primarily sub-institutional, opportunistic, situational and relationship-based investments (2019-present)
•Chief Executive Officer and President of Post Properties, Inc., a publicly traded REIT that invested in apartments and was later acquired by Mid-America Apartment Communities, Inc. (2002-2016)
•President and Chief Operating Officer of Post Properties, Inc. (2001-2002)
•Executive Vice President of Duke Realty Corporation (1999-2000)
•Senior Vice President and Chief Financial Officer of Weeks Corporation, a publicly traded REIT that invested in industrial and suburban office properties (1995 to 1999)
•Various investment banking positions (1990-1995)

Other Public Company Board:

•Mid-America Apartment Communities, Inc., a publicly traded REIT that invests in apartments (2016-present)

Chris T. Sultemeier	Director Since: 2018	Committee: Finance

Age: 59 Independent director
Qualifications: Mr. Sultemeier brings business administration, human capital, international business, public company and sustainability expertise to the Board.

Business Experience:

•Executive Vice President Logistics of Walmart Stores, Inc. and President/Chief Executive Officer of Wal-mart Transportation LLC (2012-2017)
•Various roles in logistics and merchandising for Walmart Stores, Inc. (1989-2016)
•U.S. Army Captain (1984-1989)

Other Public Company Board:

•Logistics Innovation Technologies Corp., a blank check company focusing on opportunities in the global logistics industry (2021-present)
•Yellow Corporation, a publicly traded holding company with one of the largest, most comprehensive logistics and less-than-truckload networks in North America with local, regional, national and international capabilities (2021-present)

Warren M. Thompson	Director Since: 2019	Committee: Finance

Age: 62 Independent director
Qualifications: Mr. Thompson brings business administration, corporate governance and entrepreneurship expertise to the Board.

Business Experience:

•Chairman of the Board and President of Thompson Hospitality, a private retail food and facilities management firm (1992-present)
•Various roles at Marriott Corporation (1983-1991)

Other Public Company Boards:

•Performance Food Group Company, a publicly traded food service distribution company (2020-present)
•Compass Group North American, a public food service and support services company (1997-present)

Past Public Company Board:

•Federal Realty Investment Trust, a publicly-traded REIT that owns, operates and develops high-quality retail properties (2017-2019)

Lynn C. Thurber	Director Since: 2008	Committee: Audit and Finance, Chairperson of Finance

Age:75 Independent director
Qualifications: Ms. Thurber brings auditing, capital markets, corporate governance, human capital, international business, investor relations, mergers and acquisitions, public company, risk oversight and sustainability expertise to the Board.

Business Experience:

•Part-time employee of LaSalle Investment Management (described below) for the purpose of serving as the Chairman of the Board of Jones Lang LaSalle Income Property Trust, Inc., a non-listed REIT that owns and manages a diversified portfolio of office, retail, industrial and apartment properties (2018-present)
•Non-executive Chairman of LaSalle Investment Management, a wholly owned subsidiary of Jones Lang LaSalle Incorporated and a global real estate money management firm that invests in private real estate as well as publicly traded real estate companies on behalf of institutional and individual investors (2007-2017)
•Chief Executive Officer of LaSalle Investment Management (2000-2006)
•Co-President of LaSalle Investment Management (1995-1999)
•Various roles, including Chief Executive Officer, with Alex Brown Kleinwort Benson Realty Advisors, a real estate pension fund adviser that merged with LaSalle Partners (1992-1994)
•Various roles with Morgan Stanley (1975-1992)

Other Public Company Boards:

•Acadia Realty Trust, a publicly-traded REIT that primarily invests in retail properties (2016-present)
•Jones Lang LaSalle Income Property Trust, Inc. (2011-present)

Structure of the Board and the Lead Director

The Board views the selection of the Chairman and Chief Executive Officer as one of its most important responsibilities. The Board believes that it should remain free to determine whether these positions should be combined or separated based on circumstances and the composition of the Board at any given time. The Board has determined that a combined Chairman and Chief Executive Officer is in the best interests of the company at this time and has chosen Mr. James B. Connor, who is our Chief Executive Officer, to serve also as the Chairman of the Board.

The Board believes that having the same person serve in both positions demonstrates for our associates, vendors, tenants and other stakeholders that the company is under strong leadership, with one person setting the tone and having primary responsibility for managing our operations. To ensure an appropriate balance of power exists between our unaffiliated directors and the Chief Executive Officer, the Board established the Lead Director position. The independent members of the Board have chosen Mr. David P. Stockert, Chairperson of our Corporate Governance Committee, to serve as Lead Director. As outlined in our corporate governance guidelines, the Lead Director chairs the executive sessions of the independent directors, which are held at least quarterly. The Lead Director also serves as a liaison between the Chief Executive Officer and the independent directors, approves information sent to the Board and approves meeting agendas and schedules to ensure that there is sufficient time for discussion of all agenda items.

We firmly believe that our structure allows for appropriate oversight by the Board in fulfilling its duties to our company and our shareholders.

Board Oversight of Risk Management

The Board is primarily responsible for overseeing the company’s risk management processes. A portion of this responsibility has been delegated by the Board to each of the committees of the Board with respect to the assessment of the company’s risks and risk management in its respective areas of oversight. The focus of each of the committees with respect to risk management is as follows:

RISK MANAGEMENT OVERSIGHT
BY BOARD COMMITTEE AND AREA OF FOCUS
Audit
• Internal Controls over Financial Reporting
• Cyber Security
• Legal and Regulatory
Compensation and Human Capital
• Compensation
• Talent Retention
• Stock Ownership
Corporate Governance
• Governance and Ethics
• Environment/Social Responsibility
• Reputation
Finance
• Investment and Capital Transactions
• Liquidity
• Access to Capital

These committees and the full Board focus on the most significant risks facing the company and the company’s general risk management strategy and also ensure that risks undertaken by the company are consistent with the

Board’s appetite for risk. While the Board oversees the company’s risk management, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the company and that the leadership structure of the Board supports this approach.

Management works with the Board to assess the company’s risks as follows:

Enterprise Risk Assessment Process Overview

Step 1

- The company’s Steering Committee, which is comprised of a small group of executives and senior associates, reviews the prior year’s identified risks and mitigants and assesses the current state of these risks in addition to scanning the general business environment for potential new risks to consider. Additionally, every other year, the Steering Committee engages a group of senior-level associates to further analyze these new or previously-identified risks.

Step 2

- The Steering Committee provides the results of the assessment to the company’s Executive Committee for its review and consideration of other risks, mitigants, potential gaps and risk ranking.

Step 3

- The Executive Committee representatives engage the Board or Board committee to confirm that the Board or Board committee agrees with management’s identification of the top enterprise-level risks and that management’s responses to those risks align with company strategy.

MONITOR

Cyber Security

Cyber security is a growing risk for companies. While the Audit Committee is tasked with overseeing cyber security, it is of particular concern to the full Board, as well. Management reports at least annually to the full Board, as well as quarterly to the Audit Committee, regarding the steps the company is taking to protect the company from cyber attacks or intrusions. Management has created a Cyber Security Committee that meets regularly to discuss the cyber risks facing the company. The Cyber Security Committee focuses on the following strategy areas: legal and compliance; operations and technology; business continuity and crisis management; leadership and governance; human factors; and information risk management.

Independent Directors

Under the company’s articles of incorporation, at least three-fourths of the directors must be persons who are “unaffiliated directors,” which means persons who are not officers or associates of the company or any of its affiliates. Since Mr. John P. Case; Ms. Tamara D. Fischer; Mr. Norman K. Jenkins; Ms. Kelly T. Killingsworth, Ms. Melanie R. Sabelhaus; Mr. Peter M. Scott, III; Mr. David P. Stockert; Mr. Chris T. Sultemeier; Mr. Warren M. Thompson; and Ms.

Lynn C. Thurber are not currently officers or associates of the company or any of its affiliates, 91% of the director nominees are unaffiliated directors.

In addition, under the enhanced corporate governance listing standards of the New York Stock Exchange (NYSE), at least a majority of the company’s directors, and all members of the company’s Audit, Compensation and Human Capital and Corporate Governance Committees, must meet the test of “independence” as defined under the listing standards of the NYSE. The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company) that would compromise the director’s independence. The Board undertakes a review of director independence at least annually to make affirmative determinations as to the independence of Board members and nominees. During this year’s review, the Board considered, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether any relationships or transactions were inconsistent with a director’s independence as defined under the NYSE listing standards. Based on the review, the Board determined that all of the unaffiliated director nominees, as well as Mr. Szymanczyk, are independent under the listing standards of the NYSE.

In addition, members of the Audit Committee must satisfy additional independence requirements established by the SEC and NYSE. Specifically, members of the Audit Committee may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the company or its subsidiaries other than their directors’ compensation, and they may not be affiliated with the company or its subsidiaries. All members of the Audit Committee satisfy these enhanced independence requirements.

Finally, in determining the independence of any director who will serve on the Compensation and Human Capital Committee, the Board must consider all factors regarding a director’s relationship to the company that could affect that director’s ability to be independent from management in connection with his or her duties, including (1) the source of such director’s compensation, including any consulting, advisory or other compensatory fee paid by the company to the director; and (2) whether the director is affiliated with the company, its subsidiaries or affiliates. All members of the Compensation and Human Capital Committee satisfy these enhanced independence requirements.
Majority Voting Policy for Director Elections

The company’s articles of incorporation provide that the election of directors at an annual meeting shall be by the affirmative vote of at least a majority of the shareholders present in person or by proxy and entitled to vote at such meeting. In addition, the company’s corporate governance guidelines provide for a majority voting policy for the election of directors. Pursuant to this policy, in any non-contested election of directors, any nominee for director who does not receive the affirmative vote of at least a majority of the votes entitled to vote thereon present in person or by proxy (an Against Vote) shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee shall consider the resignation offer and recommend to the Board the action to be taken with respect to such offer of resignation. Within 90 days following certification of the shareholder vote, the Board will act on the recommendation of the Corporate Governance Committee.

Any director who tenders his or her resignation under this provision shall not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

If each member of the Corporate Governance Committee receives an Against Vote in the same election, then the independent directors who did not receive an Against Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

If only three or fewer directors do not receive an Against Vote in the same election, all directors may participate in the decision of whether or not to accept the resignation offers.

Proxy Access Policy

On October 25, 2017, the Board approved the amendment and restatement of the company’s bylaws to implement proxy access. These bylaws state that whenever the Board solicits proxies for the election of directors at an annual meeting of shareholders, subject to certain requirements, a shareholder, or a group of up to 20 shareholders, owning three percent or more of the company’s outstanding common stock continuously for at least three years can require the company to include in its proxy materials for such annual meeting director nominations for up to the greater of:

•20% of the number of directors up for election, rounding down to the nearest whole number; or
•two directors.

Shareholder requests to include shareholder nominees in the company’s proxy materials for the 2023 Annual Meeting of Shareholders must be received by the Corporate Secretary no earlier than October 3, 2022, and no later than November 2, 2022, and must satisfy the requirements specified in the company’s bylaws.

Information about Communications with Duke Realty Corporation and Our Board

Shareholders may communicate with Duke Realty’s Board on matters that protect or promote legitimate shareholder interests. For instructions on how to deliver such communications, visit the Investor Relations/Corporate Governance section of Duke Realty’s website at www.dukerealty.com.

Shareholders and other interested parties also may contact the Board by writing to:

Board of Directors
c/o the Corporate Secretary
8711 River Crossing Blvd.
Indianapolis, Indiana 46240

In addition, shareholders and other interested parties may communicate with Duke Realty’s independent, non-management directors and/or the entire Board, as required by the NYSE listing standards. Written communications to non-management directors should be sent to:

Non-Management Directors
c/o Corporate Secretary
8711 River Crossing Blvd.
Indianapolis, Indiana 46240

You may e-mail Duke Realty’s Lead Director at leaddirector@dukerealty.com.

BOARD COMMITTEES

The Board has four standing committees: the Audit Committee, the Corporate Governance Committee, the Compensation and Human Capital Committee and the Finance Committee. All committee members are independent. In addition, each member of the Audit Committee satisfies the enhanced independence requirements for audit committee members as defined in the NYSE listing standards and SEC rules. Similarly, each member of the Compensation and Human Capital Committee satisfies the enhanced independence standards for compensation committee members as defined in the NYSE listing standards and SEC rules. The following table summarizes the primary responsibilities of the committees.

Committee	Primary Responsibilities
Audit	• provides assistance to the Board in fulfilling its responsibility to shareholders related to corporate accounting, reporting practices, the quality and integrity of financial reports, cyber security and other operating controls of the company
• selects the company’s independent auditors and engagement partner in the best interests of the company and its shareholders
• oversees the independent auditors’ activities
• supervises and assesses the performance of the company’s internal audit department
Corporate Governance	• makes recommendations to the Board regarding corporate governance policies and practices and oversees compliance with such policies and practices
• oversees succession planning for senior management and the Board
• recommends criteria for membership on the Board
• reviews candidates and nominates members for election to the Board
• makes recommendations to the Board concerning the members, size and responsibilities of each of the committees
• periodically reviews our corporate responsibility practices
• oversees Board self-evaluation process
Compensation and Human Capital	• reviews and approves the compensation of the Board, Chief Executive Officer and other executive officers of the company and its affiliates
• oversees the company’s compensation strategies, programs, plans and policies to ensure that the Board, Chief Executive Officer, other executive officers and key management associates of the company and its affiliates are compensated effectively and in a manner consistent with the stated compensation strategy of the company
• oversees the administration of all company benefit plans
• reviews and approves the individual elements of compensation for the executive officers and directors of the company
• reviews associate turnover and diversity, as well as associate development and engagement programs
Finance	• reviews and evaluates the financial policies, plans and structure of the company, its subsidiaries and affiliates
• reviews the capital structure, capital raising transactions, investment decisions, financial commitments and relationships with external sources of financing and rating agencies
• reviews and authorizes asset acquisitions, asset dispositions and development transactions exceeding threshold amounts established by the Board

Our website is located at www.dukerealty.com. Although information on our website is not part of this proxy statement, you can find company information there, such as our Code of Business Ethics, corporate governance guidelines, charters of the Board committees and reports that we file and furnish with the SEC. In addition, the Investor Relations/Corporate Governance section of our website contains procedures established by the Audit Committee for submitting complaints or concerns about our accounting, internal accounting controls or auditing matters. Copies of our Code of Business Ethics, corporate governance guidelines or charters of Board committees may be obtained by writing to:

Duke Realty Corporation
8711 River Crossing Blvd.
Indianapolis, Indiana 46240
Attention: Investor Relations

2021 BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The following table provides membership and meeting information for each of the committees of the Board during 2021.

Independent directors met separately in executive sessions four times in 2021. As Lead Director, Mr. David P. Stockert presided over each of these executive sessions.

Attendance at Board Meetings and the Annual Meeting

All of our directors attended at least 75% of the meetings of the Board in 2021 during the term of their tenure, including meetings of the committees of which they were members. The company encourages all of its directors to attend the annual meeting and, in 2021, all directors, with the exception of Mr. Warren M. Thompson, attended the meeting.

DIRECTOR COMPENSATION

The company does not pay director compensation to directors who are also employees of the company. Non-employee directors received the following compensation in 2021.

Newly appointed non-employee directors are entitled to a one-time grant of RSUs valued at $50,000. These awards vest in full on the second anniversary of the grant date assuming the recipient remains a director at such time. All retainers are paid on a quarterly basis in arrears, for the previous quarter’s service.

The Compensation and Human Capital Committee of the Board usually conducts a competitive review of our non-employee director compensation program on an annual basis, using the same peer group of similarly-sized REITs that are used for executive compensation comparisons.

Based on these reviews, the Compensation and Human Capital Committee determined a benchmarking analysis was unnecessary in 2020 and maintained a consistent non-employee director pay program from 2020 to 2021. However, a review was conducted in September 2021 that indicated that our non-employee director compensation levels generally approximate the peer group median with the exception of the annual grant of restricted stock units for independent directors and the retainer for the Chairpersons of the Audit Committee, the Finance Committee and the Compensation and Human Capital Committee. Effective January 1, 2022, the annual grant of restricted stock was increased to $145,000, the supplemental retainer for the Chairperson of the Audit Committee was increased to $30,000, the Chairperson of the Finance committee was increased to $20,000 and the Chairperson of the Compensation and Human Capital Committee was increased to $25,000.

Non-employee directors also are reimbursed for reasonable travel expenses incurred in connection with attendance at meetings of the Board, its committees or other company functions in which non-employee directors participate at the request of the Chairman of the Board and Chief Executive Officer. In addition, we match dollar-for-dollar donations made by eligible associates and directors, up to $1,000 per associate/director per calendar year, to the eligible nonprofit organization of their choice. We do not provide any perquisites, other personal benefits or property to directors for which the aggregate value would exceed $10,000 per director.
Non-employee directors may elect to defer receipt of all or a portion of their director compensation payable in cash, stock or RSUs pursuant to the Directors’ Deferred Compensation Plan. Deferred compensation and earnings will be paid to directors after they cease to be members of the Board. Deferred compensation that otherwise is payable in shares of common stock is invested in a “deferred stock account” under the Directors’ Deferred Compensation Plan. Deferred compensation that is payable in cash may be invested in either a deferred stock account or an “interest account” under this plan. These deferral accounts are described below.

•Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred compensation in shares of the company’s common stock. Funds in this account are credited as hypothetical shares of the company’s common stock based on the market price at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be reinvested in additional hypothetical shares based upon the market price of the company’s common stock on the date dividends are paid. Actual shares are issued only when a director ends his or her service on the Board.

•Interest Account. Through December 31, 2021, amounts in this account earned interest at a rate equal to 120% of the long-term applicable federal rate, as published by the Internal Revenue Service.

Stock Ownership Policies

Pursuant to our Director and Executive Stock Ownership Guidelines (Stock Ownership Guidelines), a stock ownership goal for each non-employee director is determined on an individual basis, first in dollars equal to five times the director’s annual retainer, and then by converting that amount to a fixed number of shares. Each director has five years to attain the target number of shares. A copy of these Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of our website at www.dukerealty.com.
Stock Retention Requirements.
    Until non-employee directors reach their targeted share ownership, they are required to retain any shares that they owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through our director compensation programs. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the director sells, swaps or trades to pay the exercise price of stock options and any applicable tax obligations, including income, FICA or Medicare taxes, as of the date of the transaction. If the director transfers an award to a family member who resides in the same household, the transferee will be subject to the same retention requirements, and the shares will still be counted toward satisfaction of the ownership requirements.

The following table sets forth compensation information for all of our non-employee directors for the fiscal year ended December 31, 2021.
Director Compensation Table for 2021

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	All Other Compensation (4)	Total
John P. Case	$100,000	$135,000	–	$235,000
Ngaire E. Cuneo	$75,000	$135,000	–	$210,000
Charles R. Eitel	$75,000	$135,000	$1,000	$211,000
Tamara D. Fischer	$100,000	$135,000	–	$235,000
Norman K. Jenkins	$100,000	$135,000	–	$235,000
Kelly T. Killingsworth	$50,000	$50,000	–	$100,000
Melanie R. Sabelhaus	$117,500	$135,000	$1,000	$253,500
Peter M. Scott, III	$130,000	$135,000	–	$265,000
David P. Stockert	$145,000	$135,000	$1,000	$281,000
Chris T. Sultemeier	$100,000	$135,000	–	$235,000
Michael E. Szymanczyk	$116,875	$135,000	–	$251,875
Warren M. Thompson	$100,000	$135,000	–	$235,000
Lynn C. Thurber	$111,250	$135,000	–	$246,250
(1)Because we pay director fees in arrears on a quarterly basis, a portion of the cash fees paid to directors in 2021 was based on the prior year’s annual and supplemental retainer amounts. Messrs. Jenkins and Stockert and Mses. Cuneo and Killingsworth each elected to receive payment of their annual cash retainer in shares of common stock as indicated in the following table. Furthermore, Mr. Jenkins and Mses. Cuneo and Killingsworth elected to defer receipt of their shares for their annual retainer and any supplemental retainer pursuant to the Directors’ Deferred Compensation Plan. The number of shares received in lieu of a cash retainer was determined by dividing the amount of the applicable retainer by the closing stock price on the date the retainer was earned.

Name	Total Number of Shares Received in 2021 for Annual Cash Retainer
Ngaire E. Cuneo	1,749
Norman K. Jenkins	2,261
Kelly T. Killingsworth	1,040
David P. Stockert	2,261

(2)Represents the aggregate grant date fair value of stock awards we granted as computed under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation - Stock Compensation (ASC 718). The fair value of the stock awards was equal to the stock price on the date of grant. Compensation in the form of stock awards includes RSUs granted in 2021.

(3)No options were granted to directors in 2021, and there were no outstanding options held by our non-employee directors as of December 31, 2021. The following table sets forth the aggregate number of outstanding stock awards held by our non-employee directors as of December 31, 2021.

Name	Number of RSUs
John P. Case	3,279
Ngaire E. Cuneo	—
Charles R. Eitel	—
Tamara D. Fischer	4,721
Norman K. Jenkins	3,279
Kelly T. Killingsworth	1,122
Melanie R. Sabelhaus	3,279
Peter M. Scott, III	3,279
David P. Stockert	3,279
Chris T. Sultemeier	3,279
Michael E. Szymanczyk	3,279
Warren M. Thompson	3,279
Lynn C. Thurber	3,279
(4)Represents the amount of matching charitable contributions provided under the Duke Realty Matching Gifts program.

AUDIT COMMITTEE REPORT

The Board’s Audit Committee is composed of three directors, each of whom is independent under SEC Rule 10A-3 and the listing standards of the NYSE. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations/Corporate Governance section of the company’s website at www.dukerealty.com. The Board has determined that each of Ms. Fischer, Mr. Scott and Ms. Thurber is an “audit committee financial expert” as defined by the rules of the SEC.

Management is responsible for the company’s internal controls and financial reporting process as well as compliance with laws and regulations and ethical business standards. KPMG, the company’s independent registered public accounting firm, is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee meets separately at most regular committee meetings with management, the Internal Audit Department and KPMG. The Audit Committee met with management and KPMG to review and discuss the company’s 2021 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by the applicable requirements of the PCAOB and the SEC, and KPMG also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) the company’s critical accounting policies and critical accounting matters; (iv) the applicability of several new and proposed accounting releases; and (v) numerous SEC initiatives. The Audit Committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee or the Chairperson of the Audit Committee, as provided by the Audit Committee’s Pre-Approval Policy, pre-approved all audit, audit-related and permitted non-audit services provided by KPMG to the company and the related fees for such services and has concluded that such services are compatible with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Audit Committee
Peter M. Scott, III, Chairperson
Tamara D. Fischer
Lynn C. Thurber

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We incurred the following fees for services rendered by KPMG, our independent registered public accountants, during 2021 and 2020:

Audit Fees: $1,528,500 for 2021 and $1,507,000 for 2020, which included fees for services associated with comfort letters and auditor consents totaling $415,000 and $450,000 respectively.

Audit-Related Fees: $79,000 for 2021 and $86,500 for 2020. These fees primarily relate to associate benefit plan audits and green bond attestations.

Tax Fees: $10,039 for 2021 and $65,398 for 2020. These fees are for services on various tax consulting matters.

All Other Fees: None.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the pre-approval of all fees paid to KPMG for audit and non-audit services. Under this policy, the committee pre-approved the following services, including the amount of fees payable for such services:

•tax consulting services;

•audit services associated with SEC filings;

•consultations regarding the appropriate accounting or disclosure treatment of specific transactions or events; and

•audits of our associate benefit plans.

Any fees in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chairperson, with a review by the Audit Committee at its next scheduled meeting. All non-audit services provided by KPMG in 2020 and 2021 were approved in accordance with this pre-approval policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered and the fees billed by KPMG for the fiscal year ended December 31, 2021. The Audit Committee has determined that the services rendered and the fees billed last year that were not related directly to the audit of our financial statements were compatible with the maintenance of independence of KPMG as our independent registered public accountants.

REPORT OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

Each member of our Compensation and Human Capital Committee is independent, as determined by the Board and based on NYSE listing standards. Members of the Compensation and Human Capital Committee have primary responsibility for setting the compensation of the company’s senior executive officers in a manner that is effective and consistent with the company’s compensation strategy. As part of that responsibility, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such reviews and discussions, we recommended that the Board include the Compensation Discussion and Analysis in this proxy statement.

Compensation and Human Capital Committee
Melanie R. Sabelhaus, Chairperson
John P. Case
Kelly T. Killingsworth

The information contained in the Report of the Compensation and Human Capital Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted on the preceding page, the Compensation and Human Capital Committee consists of three independent directors: Ms. Sabelhaus, Mr. Case and Ms. Killingsworth. No member of the Compensation and Human Capital Committee is or was formerly an officer or an associate of the company. No executive officer of the company serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of the Board, nor has such interlocking relationship existed in the past.

CORPORATE RESPONSIBILITY

We are focused on promoting our growth in a sustainable way, one that succeeds by delivering long-term value for our stakeholders. As part of our vision to deliver sustainable excellence in logistics real estate, we have a long-standing commitment to sustainable practices in environmental, social and corporate governance, or ESG, initiatives.

Environmental

In 2021, we completed an ESG materiality assessment to understand the ESG initiatives that are most relevant and important to our business and our stakeholders. We will integrate the findings into our overall strategy, operations, budgeting and capital planning processes and set meaningful targets for continued progress in our ESG efforts. Below are some additional 2021 accomplishments.

•In November 2021, we made the goal to achieve carbon neutrality for our operations by 2025 and achieve carbon neutrality in alignment with the Paris Climate Accords by 2040. We have a comprehensive strategy to meet our goals by reducing carbon emissions, replacing energy sources with renewable energy and offsetting energy consumption.
•Renewable energy will continue to be a strategic focus for the company, and we plan to encourage our tenants to consider solar installation to help off-set their electricity usage. We have solar installations, tenant-owned and community solar, on several rooftops across the country that help generate 28.5 megawatts of clean electric power annually. Partnering with a solar developer, we delivered the first community solar project in New Jersey in 2021 as part of New Jersey’s Community Solar Energy Pilot Program. The 11-megawatt project—covering one million square feet of rooftop space across four buildings—will generate enough energy to power 1,800 New Jersey households of which 51% are low- and moderate-income households.
•We are committed to integrating innovative, sustainable building design features in alignment with U.S. Green Building Council’s® (USGBC’s) Leadership in Energy and Environmental Design (or LEED®), of which we have been a member of since 2008, including constructing to LEED criteria and achieving certification in all new developments, where feasible. In April, we were accepted into USGBC’s volume certification program to help streamline our sustainable development process. As of December 31, 2021, we have invested $2.3 billion in LEED development since 2019 and have 34 facilities, totaling 16,680,270 square feet of space, as LEED certified.
•We follow sustainable building practices for maintenance, tenant improvements and capital projects with our existing buildings. We do not have access to approximately 95% of the utility usage at our properties, but for the utilities within our control, we have been partnering with a third-party data management provider to help monitor and manage usage.
•Our commitment to ESG starts at home and we took a thoughtful approach to making our headquarters a safe place for our associates while promoting community, connectivity and efficiency. We earned Fitwel Certification 2-Star Rating on our Indianapolis headquarters office and received LEED® Silver certification.
•We issued two green bonds in 2021. In January, we issued $450 million of senior unsecured notes and published our allocation report regarding use of proceeds from this offering in September. In November, we issued $500 million of senior unsecured notes. We now hold three green bonds totaling $1.35 billion. We also added a sustainability metric to our line of credit tied to growing the percentage of our LEED developed projects.

Social

We develop and maintain strong relationships with our associates, customers, business partners, investors as well as the communities in which we operate and invest.

•We are dedicated to fair compensation and our human resources team has embedded processes and checkpoints throughout the year to keep pay equity top-of-mind. In 2021, we hired a third-party expert to analyze and verify our pay equity initiatives to ensure our results are statistically verified by an outside, unbiased consultant. The average percent of female-to-male total compensation by job titles is 100 percent and for associates of color it is 98 percent.

•Our diversity, equity and inclusion (DEI) program has been integrated into our company for 20 years and is dedicated to education, awareness and advocacy – within our company, in our communities and in our business and partner relationships. In 2021, over 300 associates attended our annual DEI speaker event. We signed CREW Network’s CRE Pledge for Action to Advance Women and DEI, which is a commitment made by industry CEOs to support the advancement of women and other individuals in underrepresented groups. Moreover, GlobeSt. recognized our company as a Diversity Champion.
•We promote all aspects of health and wellness for our associates. Nearly 15 years ago, we started a wellness program and in 2021 we renamed it to the well-being program to encompass a wholistic view that includes physical, emotional, nutritional and financial wellness. Our mission is to educate, support and empower associates and their families to improve and maintain their overall well-being habits through healthy lifestyle choices.
•We support and encourage our associates to participate in volunteer and community activities by providing each associate with two paid community days per year. We held our annual, company-wide Day of Service in 2021 and our local markets volunteered throughout the year in their communities. We also have charitable contribution programs, such as our Dollars for Doers program (matching dollars for volunteer hours spent) and our matching gifts program (matching dollars for employee donations to charities). In addition, we partner with various charitable organizations, including the American Red Cross since 2017. We are recognized as an American Red Cross Disaster Responder member.

Governance

Since our inception, we not only have strived to be a top performer operationally, but also to lead in issues important to investors such as disclosure and corporate governance.

•We require annual training and sign-off of our Code of Business Ethics by associates and our directors. In addition, our construction and property management vendors are asked to understand and comply with our Vendor Code of Conduct.
•All directors, other than the Chairman, are independent representing 91% of our director nominees.
•We have a mix of director tenures, skills and backgrounds that provides a balance of experience and institutional knowledge with fresh perspectives. 55% of our director nominees are female and people of color.
•50% of our board committees are chaired by women – the Compensation and Human Capital and Finance Committees.
•We proactively adopted best corporate governance policies, such as proxy access and a majority voting standard for uncontested elections of directors.

PROPOSAL 2	ADVISORY VOTE TO APPROVE THE COMPENSATION OF NEOS

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, we are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis beginning on page 35, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to our performance and build value for our shareholders. Our program provides total compensation opportunities at levels that are competitive in our industry, ties a significant portion of each executive’s compensation to achieving our key business objectives and closely aligns the interests of our executives with the interests of our shareholders. In sum, our compensation is designed to reward executives when the company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this proxy statement.

At the Annual Meeting of Shareholders on April 28, 2021, more than 95% of the shares voted were in support of the compensation of our named executive officers, as discussed and disclosed in the 2021 proxy statement. The Compensation and Human Capital Committee appreciates and values the views of our shareholders. In considering the results of last year’s advisory vote to approve executive compensation, the Compensation and Human Capital Committee concluded that the compensation paid to our named executive officers and our overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2021 as a result of the advisory vote.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 35 and the tables and other disclosures on compensation under Executive Compensation beginning on page 56, and encourages you to cast a vote to approve the company’s executive compensation programs through the following resolution:

“Resolved, that shareholders approve the compensation of the company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory and, therefore, not binding on the company, the Compensation and Human Capital Committee or the Board. The shareholders’ advisory vote will not overrule any decision made by the Board or the Compensation and Human Capital Committee or create or imply any additional fiduciary duty by our directors. However, if there is a significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Compensation and Human Capital Committee will evaluate whether any actions are needed to address those concerns. Say-on-pay votes currently are held by the company annually, and we expect the next say-on-pay vote after this Virtual Annual Meeting to occur at the 2023 Annual Meeting of Shareholders.

The proposal to approve, on an advisory basis, the compensation of our named executive officers will be approved if the votes cast in favor exceed the votes cast against the proposal. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction

    In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions the Compensation and Human Capital Committee has made under those programs and policies with respect to our top executive officers and the material factors that the Compensation and Human Capital Committee has considered in making those decisions. Following the Compensation Discussion and Analysis (CD&A), under the heading “Executive Compensation,” is a series of tables containing specific data about the compensation earned in 2021 by the following individuals, whom we refer to as our named executive officers:

James B. Connor Chairman and Chief Executive Officer	Mark A. Denien Executive Vice President and Chief Financial Officer	Steven W. Schnur Executive Vice President and Chief Operating Officer	Nicholas C. Anthony Executive Vice President, Chief Investment Officer	Ann C. Dee Executive Vice President, General Counsel and Corporate Secretary

2021 Performance Highlights

2021 was an incredible year given the on-going pandemic and economic challenges related to supply chain issues and inflation among others. Tremendous demand for warehouse space drove our occupancy and rent growth to historical highs. We out-performed our beginning of the year expectations in all key earnings and operating metrics and delivered double digit Core Funds From Operations (Core FFO) and Adjusted Funds From Operations (AFFO), on a share adjusted basis, of 13.8% and 11.6%, respectively. We maintained our strong Balance Sheet metrics and liquidity while improving the quality of our portfolio. The efforts of our business teams is evident in the improved operating metrics in our core portfolio and the large amount of significantly pre-leased development starts for the year. Our portfolio continues to perform at a high level, exceeding expectations.

At  December 31, 2021:

•We owned or jointly controlled 548 primarily industrial properties, of which 517 properties with 153 million square feet were in service and 31 properties with 9.7 million square feet were under development. The 517 in-service properties were comprised of 477 consolidated properties with 140.0 million square feet and 40 unconsolidated joint venture properties with 12.9 million square feet. The 31 properties under development consisted of 29 consolidated properties with 8.5 million square feet and two unconsolidated joint venture properties with 1.2 million square feet.

•We owned directly, or through ownership interests in unconsolidated joint ventures (with acreage not adjusted for our percentage ownership interest), approximately 431 acres of land and controlled approximately 925 acres through purchase options.

In 2021, we continued to refine the geography of our assets to increase our exposure to coastal Tier 1 markets through value-creating development projects and the acquisition of quality, strategically located industrial assets with high potential for growth in cash flow. Our exposure to coastal Tier 1 markets now stands at 43% of total stabilized net operating income on a cash basis, compared to 37% one year ago.

We also achieved excellent operational and capital results in 2021. Highlights include:

•In 2021, earnings per diluted share increased by 181.3% from 2020, primarily due to higher gains on sales in 2021 and higher losses on debt extinguishment in 2020. In 2021, we achieved an increase of 11.6% in AFFO, on a share adjusted basis, and 13.8% in Core FFO. AFFO and Core FFO are not metrics determined in accordance with generally accepted accounting principles (GAAP). See Appendix A for a discussion and reconciliation to the most directly comparable GAAP measures.

•Our total in-service portfolio was 97.8% leased on average during 2021. Even with the high occupancy level in our stabilized portfolio, we have ample opportunity to grow earnings through embedded below market leases in our existing portfolio and lease additional space in our unstabilized portfolio.

•For the year ended December 31, 2021, income from continuing operations before income taxes increased 195.8%, due to the timing of property dispositions and debt extinguishment costs, and same-property net operating income, on a cash basis, increased 5.3%, in each case compared to 2020. Our leasing activity across all our markets yielded annualized net effective rental rate growth on second generation leases of 35.3%, which is our highest annual growth ever generated. Same-property net operating income is not a GAAP metric. See Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

•We maintained our strong balance sheet, overall financial position, and our high investment-grade credit ratings. We opportunistically raised $950 million of capital in the debt markets.

•In February 2022, we redeemed $300 million of our 3.75 percent unsecured notes, which were originally scheduled to mature in December 2024, and we now have no significant debt maturities until 2026.

•We began $1.4 billion of development starts that were 43% pre-leased. These projects should drive future earnings growth and create significant value.

Our operational and strategic success has translated into strong returns to our shareholders. Our total shareholder return was 67.8%, 173.3% and 190.7% over the past one, three and five fiscal years, respectively. This is particularly favorable when compared to total shareholder returns of 43.1%, 66.4% and 66.8% for the MSCI US REIT Index over the same time periods. We increased our quarterly dividend from $0.255 per share for the first three quarters of 2021 to $0.28 per share for the fourth quarter of 2021, representing an 8.9% increase in dividends paid year-over-year. We expect to continue to distribute an amount at least equal to our taxable earnings, to meet the requirements to maintain our REIT status, and additional amounts as determined by our Board. Distributions are declared at the discretion of our Board and are subject to actual cash available for distribution, our financial condition, capital requirements, and such other factors as our Board deems relevant.

Fiscal 2021 Pay and Performance Alignment

A substantial portion of the compensation of our named executive officers is linked to performance. For example, the Compensation and Human Capital Committee established the following weightings for the 2021 annual bonus opportunities. Mr. Anthony’s annual bonus opportunities include division goals for acquisitions, dispositions and joint ventures.

TARGET CASH BONUS

25%
AFFO
Per Share
25%
Core FFO
Per share
25%
Individual
Goals
25%
Average Total
In-Service Lease
Up Occupancy

Weighting for Nicholas C. Anthony

25%
Individual Goals
11.66%
AFFO
Per Share
11.66%
Average Total In-Service
Lease Up Occupancy
11.66%
Core FFO
Per Share
40%
Division Goals

The charts below show the fiscal year 2021 results for the company goal portion of the annual bonus.

Average In-Service Lease Up Occupancy*
(33.3%)

Target: 96.5%
Threshold: 95.1%
(50% of Target Payout)
Stretch: 97.2%
(150% of Target Payout)
Superior: 97.9%
(200% of Target Payout)
Performance: 2021 Average
In-Service Lease Up Occupancy*
is 97.8% (193% of Target Payout)

FFO Per Share
(33.3%)

Target: $1.64
Threshold: $1.58
(50% of Target Payout)
Stretch: $1.67
(150% of Target Payout)
Superior: $1.71
(200% of Target Payout)
Performance: 2021 FFO Per Share is
$1.73 (200% of Target Payout)

*Excluding impact of acquisitions

AFFO Per Share
(33.3%)

Target: $1.48
Threshold: $1.44
(50% of Target Payout)
Stretch: $1.51
(150% of Target Payout)
Superior: $1.54
(200% of Target Payout)
Performance: 2021 AFFO per Share
is $1.54 (200% of Target Payout)

See “—Annual Cash Incentives” for a more detailed description.

Our Executive Compensation Practices

The Compensation and Human Capital Committee is mindful of evolving practices in executive compensation and corporate governance. The following table highlights our current executive compensation practices – both the practices we believe drive performance and mitigate risk and the practices we have not implemented or have eliminated because we do not believe they would serve our shareholders’ long-term interests.

Executive Compensation Practices We Have Implemented:
☑ Provide balanced pay opportunities consisting of (1) cash and equity, (2) annual and long-term incentives and (3) fixed and variable pay
☑ Align pay and performance
☑ Use diverse performance measures
☑ Have appropriate caps on performance-based bonus payouts
☑ Provide perquisites that are limited and have sound business rationale
☑ Include “double-trigger” change in control provisions in equity awards
☑ Apply share ownership and retention guidelines for senior executive officers and directors
☑ Utilize an independent compensation adviser
☑ Seek to mitigate undue risk in compensation programs
☑ Maintain a clawback policy
☑ Maintain an anti-hedging/pledging policy

Executive Compensation Practices We Have Not Implemented:
☒ No “liberal” change in control definition that would be activated on shareholder approval of a transaction
☒ No tax gross-ups on perquisites (except for certain relocation costs that are available to all associates)
☒ No tax gross-up protection for change in control excise taxes
☒ No repricing of options or SARs (directly or indirectly) without prior shareholder approval
☒ No employment contracts, except for severance agreements with certain officers

Consideration of Most Recent Say-on-Pay Vote

    The Compensation and Human Capital Committee recognizes that executive pay practices and views of sound governance principles continue to evolve. Consequently, the Compensation and Human Capital Committee intends to continue paying close attention to the advice and counsel of its independent compensation adviser and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation and Human Capital Committee or the Board. Please refer to “Information about Communications with Duke Realty Corporation and Our Board” on page 20 for information about communicating with the Board.

At the Annual Meeting of Shareholders on April 28, 2021, more than 95% of the shares voted were in support of the compensation of our named executive officers, as discussed and disclosed in the 2021 proxy statement. This represents the sixth year that more than 90% of the shares voted were in support of our say-on-pay proposal.

Based on the advisory vote to approve the compensation of our named executive officers in 2021, the Compensation and Human Capital Committee concluded that the compensation paid to our named executive officers and the company’s overall pay practices enjoy strong shareholder support. No significant changes were made to our executive compensation program for 2021 as a result of the advisory vote.

    At the Annual Meeting of Shareholders on April 26, 2017, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board has implemented an advisory vote to approve executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which is expected to occur at the 2023 Annual Meeting.

Overview of Executive Compensation Philosophy and Objectives

We have designed our executive compensation program, under the direction of the Compensation and Human Capital Committee, to attract and retain the highest quality executive officers, directly link pay to our performance and build value for our shareholders. In order to do this effectively, our program is designed to:

•provide total compensation opportunities with a combination of compensation elements that are competitive;

•tie a significant portion of each executive’s compensation to achieving our key business objectives; and

•align shareholder interests and executive rewards by tying a significant portion of each executive’s compensation opportunity to pay for performance standards designed to increase long-term shareholder value.

Determining Individual Compensation Levels and Pay Mix

When setting compensation, the Compensation and Human Capital Committee seeks to achieve optimal balance between:

•fixed and variable pay;

•short-term and long-term incentives; and

•cash and equity.

We believe that a significant percentage of our executives’ compensation should be at risk and subject to performance. In addition, we attempt to balance the short- and long-term focus of our executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity-based awards.

    Our executive compensation program includes the following elements:

Pay Element	Purpose	Performance Period	Performance Metrics
Base Salary	Fixed portion of annual compensation intended to recognize the fundamental skills and experience of our executive officers	**Annual**	Individual Performance
Annual Cash Incentives	Intended to reward short-term performance, including company, individual and, in some cases, division performance	**Annual**	• Average in-service lease up occupancy • FFO per share • AFFO per share • Individual and/or division goals
Restricted Stock Units	Intended to align executives' interests to those of shareholders and encourage retention through a multi-year vesting schedule	**Three years**	• Time Based
Performance Share Awards	Intended to reward performance over a multi-year period, link executives' interests to those of shareholders and encourage retention through a multi-year vesting schedule	**Three years**	• Average annual growth in AFFO per share • Relative TSR vs. – Peers – One REIT index

The following charts show the allocations of the fiscal year 2021 target total direct compensation for our Chief Executive Officer and the fiscal year 2021 average target total direct compensation for our other named executive officers, respectively. Base salary is the only fixed element of compensation, with the remainder being at risk. Base salaries and annual bonuses are paid in cash, while 100% of the long-term incentive opportunities (RSUs and PSP awards) are paid in stock, or partnership units, at the executive’s election.

Fiscal 2021 Targeted Total Direct Compensation

Target Total Direct Comp. — CEO

Target Total Direct Comp. — Average Other NEOs

12%
23%
22%
43%
Variable Based On Performance (66%)
Variable Based On Stock Price (65%)
21%
17%
28%
34%
Variable Based On Performance (62%)
Variable Based On Stock Price (51%)
= Base Salary
= Annual Bonus
= Performance Shares
= Restricted Stock Units

How We Make Compensation Decisions

    The Compensation and Human Capital Committee has primary responsibility for determining our compensation strategy and setting the compensation of our senior executive officers. Information about the Compensation and Human Capital Committee can be found on page 21 of this proxy statement, under the caption “Board Committees.” To assist in evaluating the compensation practices at the company, the Compensation and Human Capital Committee engaged Ferguson Partners Consulting as its independent executive compensation adviser in April 2021. Ferguson Partners Consulting reports directly to the Compensation and Human Capital Committee and only provides the company with executive and non-employee director compensation consulting services. While all work conducted by Ferguson Partners Consulting with respect to the company’s compensation programs was performed on behalf of the Compensation and Human Capital Committee in 2021, the company also engaged Ferguson Partners Ltd., an affiliate of Ferguson Partners Consulting, for director search services in 2021. The Compensation and Human Capital Committee took into account such director search services when evaluating the independence of Ferguson Partners Consulting as discussed in more detail in the “Compensation Guidelines and Policies” section. The following table outlines the roles and responsibilities of the various parties in determining executive compensation.

Roles and Responsibilities
The Compensation and Human Capital Committee	•	Determines our compensation strategy.
	•	Oversees design, implementation and administration of our equity programs.
	•	Approves incentive programs and sets performance goals for executive officers.
	•	Reviews the performance of the Chief Executive Officer.
•
Determines appropriate levels of compensation for our executive officers, including the Chief Executive Officer, by assessing their individual performance as well as the financial and operational results of the company against annual objectives.

Ferguson Partners Consulting (Independent Compensation Adviser)	•
Provides advice, research and analytical services on a variety of subjects, including compensation philosophy, trends and best practices, peer group selection, target competitive positioning, pay mix and incentive program design.

Chief Executive Officer	•	Develops an assessment of individual performance for each of his direct reports.
	•	Provides recommendations to the Compensation and Human Capital Committee regarding individual compensation levels for such executives.
•
Provides recommendations to the Compensation and Human Capital Committee regarding metrics and goal levels for incentive plans for company, division and individual performance for himself and each of his direct reports.

Other Members of Management	•
Our Senior Vice President, Human Resources provides data and information relating to our compensation programs to the Compensation and Human Capital Committee and Ferguson Partners Consulting to help facilitate the Compensation and Human Capital Committee’s review of competitive compensation practices.

	•	Our Chief Financial Officer provides the Compensation and Human Capital Committee with reports on financial performance as it relates to key business drivers and performance measures included in incentive program designs.

Assessing the Competitive Marketplace

The Compensation and Human Capital Committee usually reviews peer compensation data annually to ensure that our executive officer compensation is competitive in the marketplace. In 2020, the Compensation and Human Capital Committee determined that, due to the COVID-19 pandemic, peer benchmarking would not be useful for setting executive pay in 2021 because it would reflect pay during 2019 before the onset of the pandemic. Thus, the last benchmarking review before pay was set in 2021 was in 2019 when management engaged Ferguson Partners Consulting, to provide market data from our peer group. The peer group, developed in consultation with Frederic W. Cook & Co., Inc. (FW Cook), which was the independent compensation adviser to the Compensation and Human Capital Committee in 2019, consisted of 15 public REITs that were similar to the company in terms of total capitalization (market value of common stock, preferred stock, operating partnership units and balance sheet long-term debt).

This peer group was used to assess competitive levels of compensation for our executive officers to help inform the Compensation and Human Capital Committee’s decisions on 2020 target total direct compensation opportunities. Since the Compensation and Human Capital Committee did not do any peer benchmarking of executive pay in 2020, the same benchmark data was used for 2021 as was used for 2020. The companies included in the peer group were:

• Alexandria Real Estate Equities, Inc.	• Extra Storage Space, Inc.	• Liberty Property Trust
• Apartment Investment and Management Company	• Federal Realty Investment Trust	• The Macerich Company
• Camden Property Trust	• Healthpeak Properties, Inc.	• Mid-America Apartment Communities, Inc.
• CyrusOne Inc.	• Host Hotels & Resorts, Inc.	• Regency Centers Corporation
• Douglas Emmett, Inc.	• Kimco Realty Corporation	• UDR, Inc.

How the Compensation and Human Capital Committee Uses Peer Group Data

The Compensation and Human Capital Committee’s objective is to provide a range of compensation opportunities with a combination of elements that are competitive relative to similarly-situated executives at other companies and internally. To assess external competitiveness, the Compensation and Human Capital Committee usually reviews the median compensation levels from the compensation peer group companies for each component of pay, including base salary, target annual incentive bonus, target total cash compensation (which includes both base salary and target annual incentive bonus), target long-term incentives and target total direct compensation (which includes base salary, target annual incentive bonus and the target value of long-term incentives) for each executive officer position. In setting individual executive target total direct compensation opportunities, the Compensation and Human Capital Committee generally examines each component on both a stand-alone basis and as a total. Decisions are based on the Compensation and Human Capital Committee’s business judgment, informed by the comparative data, professional advice and other considerations, including each executive’s experience level and job performance; his or her duties and responsibilities at the company compared to the duties and responsibilities of executive officers in similar positions at compensation peer group companies; the company’s performance; internal pay equity; and other circumstances unique to the company.

Analysis of 2021 Compensation Decisions

Base Salaries

Base salaries paid to our executive officers are the fixed portion of annual compensation and are intended to recognize the fundamental skills and experience of our executive officers. The Compensation and Human Capital Committee considers the executive’s performance, role and responsibilities; internal equity considerations; and external competitive compensation data when determining the base salary for each executive officer. Base salaries for each of the named executive officers were increased at the beginning of 2021 to recognize performance as follows:

Name	2020	2021
James B. Connor	$930,000	$960,000
Mark A. Denien	$600,000	$620,000
Steven W. Schnur	$500,000	$520,000
Nicholas C. Anthony	$490,000	$505,000
Ann C. Dee	$495,000	$510,000

Annual Cash Incentives

    We pay annual incentive bonuses to reward executives for achieving or surpassing annual performance goals that are directly related to our key financial and operational objectives for the year and for execution of specific company strategies. At the beginning of each year, the Compensation and Human Capital Committee establishes performance targets for the annual incentive program. These performance targets are developed using economic and industry factors, including the interest rate environment, general market conditions, overall company leverage, annual capital-recycling goals, the capital market environment and other considerations.

Each named executive officer has a target annual bonus potential, expressed as a percentage of base salary, based on his or her role and responsibilities, internal equity considerations and external competitive compensation data. Annual bonuses are paid in cash in February for the prior year’s performance, and are based on the Compensation and Human Capital Committee’s assessment of our overall performance against goals and each executive’s individual (and, if applicable, division) performance against goals approved by the Compensation and Human Capital Committee.

The following table shows the target annual cash incentive for 2021 for each of our named executive officers and the actual award earned, expressed as a percentage of the target:

Name	Target Annual Bonus (as a % of Salary)	Actual Annual Bonus (as a % of Target)
James B. Connor	185%	195%
Mark A. Denien	135%	192%
Steven W. Schnur	135%	192%
Nicholas C. Anthony	135%	163%
Ann C. Dee	125%	186%

For 2021, 75% of the annual bonus opportunities for Messrs. Connor, Denien and Schnur and Ms. Dee and 35% of the annual bonus opportunity for Mr. Anthony were based on overall company performance, as measured by three operational strategy goals: one that measured the company’s annual Core FFO per share; one that measured the company’s annual AFFO per share; and one that measured the average total in-service lease up occupancy of our real estate portfolio, each as described in more detail below. We selected these measures because they directly impact and are indicative of our success in achieving our primary financial and operational objectives for 2021: namely, increasing profitability by maximizing cash from operations.

Company Goal #1: Core FFO/Share

Why is Core FFO/share important?

Core FFO provides an indication of the health of our core business—our properties. It is also a major focus of analysts and our investors to evaluate earnings. We compute Core FFO by first computing FFO, which is a supplemental measure of operating performance, in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT). We then adjust FFO for certain recurring and nonrecurring items that can have both positive and negative short-term effects on our results of operations. The effects of these items are inconsistent and not relevant to our long-term outlook. Because we adjust for such items, we believe Core FFO gives a more realistic picture of the operating performance of our portfolio. For purposes of the annual bonus, we look at this metric on a per share basis, because that is how we look at it internally for budget purposes.

What was our target and why did we choose it?

Our Core FFO/share target for 2021 for purposes of our annual bonus was $1.64, with a range of $1.58 to $1.71. This target would equate to a 7.9% increase over 2020 results. In establishing the target for Core FFO/share, our Compensation and Human Capital Committee considered:

•the generally favorable economic environment for logistics real estate;
•the positive impact of placing a significant amount of development projects in service in 2020 and 2021;
•the positive impact of rent growth on leases signed in 2020 and expected to be signed in 2021;
•the positive impact of debt re-financings at lower interest rates; and
•the potential negative impact of the pandemic on our tenants’ ability to operate and pay rent.

What were the actual results? Our Core FFO/share for 2021 was $1.73. This equates to a 13.8% increase over 2020 results.

Company Goal #2: AFFO/Share

Why is AFFO/share important?

AFFO provides an indication of our free cash flow and is also a major focus of analysts and investors. AFFO is Core FFO less recurring building improvements and total second generation capital expenditures and also adjusted for certain non-cash items. AFFO thus provides a performance measure that, when compared year to year, captures trends in portfolio operating results and serves as a good indicator of our ability to pay and grow dividends. We also look at this metric on a per share basis, because that is how we look at it internally for budget purposes.

What was our target and why did we choose it?

Our AFFO/share target for 2021 for purposes of our annual bonus was $1.48, with a range of $1.44 to $1.54. This target would equate to a 7.2% increase over 2020 results. In establishing the target for AFFO/share, our Compensation and Human Capital Committee considered the same factors it considered when setting the target for Core FFO/share. The targeted increase in AFFO/share for 2021 is higher than the actual increase in AFFO/share in the prior year.

What were the actual results? Our AFFO/share for 2021 was $1.54. This equates to an 11.6% increase over 2020 results.

Company Goal #3: Average Total In-Service Lease Up Occupancy

Why is average total in-service lease-up occupancy important?

Our ability to maintain high occupancy rates is among the principal drivers of maintaining and increasing rental revenue. It is also the primary driver of Core FFO and AFFO results. Average total in-service occupancy (lease-up basis) is the average square footage of our in-service real estate portfolio represented by executed leases without regard to whether the leases have commenced, divided by the total average square footage of our in-service real estate portfolio, excluding the impact of any acquisitions during the year. We believe that average total in-service lease-up occupancy is a good indicator of management’s performance, as it proves management’s ability to renew and re-lease our expiring space and to lease up speculative development projects that have been placed in service. We exclude acquisitions from the metric because we cannot predict how they will impact occupancy. Using this occupancy metric is a better indicator of rental revenue than using total portfolio occupancy, because development buildings that have yet to be completed do not generate rental revenue. In addition, average total in-service occupancy better reflects management’s performance than stabilized in-service portfolio occupancy, because, unlike stabilized in-service portfolio occupancy, it does take speculative developments into account.

What was our target and why did we choose it?

Our target for average total in-service occupancy (lease-up basis) for 2021 for purposes of the annual bonus was 96.5%, with a range of 95.1% to 97.9%. This target was lower than the actual results for 2020 of 97.0%. In establishing the target, our Compensation and Human Capital Committee considered:

•the negative impact of placing a significant amount of speculative developments in service;
•the acquisition of a vacant, 500,000 square foot building in December 2020; and
•the negative impact of both tenant defaults in the fourth quarter of 2020 and anticipated tenant defaults in the first quarter of 2021.

What were the actual results? Our average total in-service occupancy (lease-up basis) for 2021 was 97.8%.

40% of the annual bonus opportunity for Mr. Anthony in 2021 was based on his division’s performance goals, which are described below.

25% of the annual incentive bonus opportunity for each of our named executive officers in 2021 was directly tied to individual performance.

For purposes of the annual bonus program, individual performance in 2021 was evaluated in a subjective and non-formulaic manner, based on certain individual goals, as described below:

Name	Goals
James B. Connor
As the company’s Chairman and Chief Executive Officer, Mr. Connor’s individual goals for 2021 were based upon communicating the updated 2019-2021 strategic plan to employees, investors and analysts, maintaining the company’s BBB+ credit metrics, continuing a strong focus on succession planning for executives including Chief Executive Officer successors, continuing to refresh the Board by recruiting a new Board member and maintaining Board diversity, developing a Carbon Neutrality Plan and improving diversity at the senior level of the company.

Mark A. Denien
As the company’s Chief Financial Officer, Mr. Denien’s individual goals for 2021 focused on maintaining the company’s BBB+ credit metrics, continued development of business acumen and the other professional development opportunities, enhancing investor and analyst communications and developing expanded roles for key team members and increasing his group’s overall diversity.

Steven W. Schnur
As the company’s Chief Operating Officer, Mr. Schnur’s goals for 2021 included increasing external visibility with clients, investors and major brokerage house leaders, advancing the corporate responsibility initiative internally and externally, developing a succession plan for the East Region of the company’s real estate operations, selecting a product and developing a plan to replace the company’s current customer relationship management system and increasing mid to high level diversity within the Real Estate Operations team.

Nicholas C. Anthony
As the company’s Executive Vice President, Chief Investment Officer, Mr. Anthony’s goals for 2021 included developing a plan to increase Coastal Tier 1 market exposure, reinforcing the acquisitions team in the Northeast, taking an active role in investor and analyst relations and developing a plan to increase diversity within his group.

Ann C. Dee
As the company’s General Counsel, Ms. Dee’s individual goals for 2021 included assisting with company diversity and inclusion efforts, providing legal support to execute the company’s strategy to reduce Amazon exposure and continuing the development of a succession strategy for the legal department.

The following table shows the performance goals and weightings of the 2021 annual incentive bonus opportunities for the named executive officers.

	Weighting for James B. Connor, Mark A. Denien, Steven W. Schnur, and Ann C. Dee	Weighting for Nicholas C. Anthony	2021 Annual Incentive Targets
			Threshold	Target	Stretch	Superior	Actual
Core FFO/Share	25.00%	11.66%	$1.58	$1.64	$1.67	$1.71	$1.73
AFFO/Share	25.00%	11.66%	$1.44	$1.48	$1.51	$1.54	$1.54
Average Total In-Service Lease Up Occupancy	25.00%	11.66%	95.10%	96.50%	97.20%	97.90%	97.80%
Division Goals	0.00%	40.00%	For Mr. Anthony: Assessment of achievement against a mix of financial and operational goals applicable to our Capital Transaction and Joint Ventures Division including: acquisitions volume ($450.0 million target, $536.66 million actual), acquisitions yield (4.36% target, 4.14% actual), dispositions volume ($800.0 million target, $857.29 million actual), dispositions yield (5.63% target, 4.99% actual), joint venture volume ($259.0 million target, $299.12 million actual) and joint venture yield (4.36% target, 3.77% actual).
Individual Goals	25.00%	25.00%	Subjective assessment of achievement of individual goals for 2021 as discussed above.
Total	100.00%	100.00%
Performance for the corporate goals is measured against four different levels established by the Compensation and Human Capital Committee - threshold, target, stretch and superior. Achieving the target level of performance results in a payout at 100% of target for the relevant measure. Threshold performance results in a payout at 50% of target, and stretch and superior performance result in payouts at 150% and 200% of target, respectively. Performance below the threshold goal results in no payout for the relevant measure. Payout amounts between performance levels are determined using interpolation. The Committee reviews the performance against the division goals relating to our Capital Transactions and Joint Ventures Division, which were used for Mr. Anthony, and the individual goals for named executive officers, and determines the payout for these elements in a partially formulaic and partially non-formulaic manner.
Financial component target levels set for our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Long-Term Incentive Awards

The objectives of the company’s long-term incentive compensation program are to:

•reward achievement over a multi-year period;
•align the interests of the executives with those of our shareholders by focusing executives on the shareholder return performance of the company; and
•provide a retention mechanism through multi-year vesting.

    The Compensation and Human Capital Committee oversees grants of long-term incentives on an annual basis and at other times that may be warranted. A target long-term incentive award value is established for each executive as a percentage of base salary. The Compensation and Human Capital Committee determines the target grant amounts using factors similar to those used in setting annual incentive targets, including the executive’s level of responsibility within the company, internal equity contributions and external competitive compensation data.

The following table shows the target long-term incentive award values for 2021 for each of our named executive officers, expressed as a percentage of base salary.

Name	Target Long-Term Incentive Award Value (as a % of Salary)
James B. Connor	525%
Mark A. Denien	250%
Steven W. Schnur	250%
Nicholas C. Anthony	250%
Ann C. Dee	205%

As shown in the following graphic, the long-term equity awards made to our named executive officers in February 2021 consisted of a combination of one-third RSUs and two-thirds PSP awards.

LONG-TERM INCENTIVE COMPENSATION
1/3
2/3
RESTRICTED STOCK UNITS
Vest ratably over three years
PERFORMANCE SHARE AWARDS
(3-year performance period)
• Average annual growth in AFFO per share
• Relative TSR vs.:
• Peers
• One REIT Index

The following table describes the design features and purpose of the RSUs and PSP awards.

Award		Design Features		Purpose
RSUs	•	Vest over a defined period of time, subject to the executive’s continued employment	•	Retention of key talent
			•	Align the interests of management with those of shareholders
PSP awards	•	Earned based on continued employment and the achievement of financial performance targets established by the Compensation and Human Capital Committee	•	Focus and incentivize our executives on long-term financial performance
	•	Represent the right to earn actual shares of the company’s common stock at the end of a three-year performance period established for each PSP award	•	Retention of key talent
			•	Align the interests of management with those of shareholders

In 2021, executive officers were permitted to elect to receive LTIP units in lieu of RSUs or PSP awards. The LTIP units are designed to qualify as profits interests in our operating partnership, Duke Realty Limited Partnership, for federal income tax purposes. To the extent the value of the LTIP units increases after the grant date, the LTIP units will become regular common units of ownership in our operating partnership upon vesting. Pursuant to the limited partnership agreement of our operating partnership, common units of ownership in the operating partnership may be redeemed for shares in the company on a 1:1 basis.

RSUs

The RSUs granted in 2021 vest ratably over a three-year period, subject to the holder’s continued employment with the company. During the vesting period, RSUs accumulate dividend equivalents, which are deemed to be reinvested in additional vested RSUs based upon the closing price of the company’s common stock on the dividend payment date. When the original RSUs vest, the original RSUs and the RSUs acquired through corresponding dividend equivalents are converted to shares of the company’s common stock and paid to participants.

    LTIP units elected in lieu of RSUs have the same time-based vesting provisions as the RSUs. However, instead of accumulating dividend equivalents, holders of time-based vesting LTIP units receive cash distributions from the operating partnership on each dividend payment date.

Performance Share Plan Awards

    Performance share plan awards (PSP awards) granted under the 2010 Performance Share Plan (PSP) represent the right to earn actual shares of the company’s common stock at the end of a performance period established for each PSP award. Executives may also elect to receive LTIP units in lieu of performance shares. The actual number of performance shares or LTIP units earned with respect to an award is based upon the target number of performance shares, multiplied by a “payout percentage” ranging from 0 to 225% and determined by the level of performance against pre-established performance goals. Performance shares earn dividend equivalents only if they vest. LTIP units awarded in lieu of PSP awards receive cash distributions equal to 10 percent of the regular partnership distributions during the vesting period, so the LTIP units continue to qualify as “profits interests” for tax purposes. The LTIP units accrue additional dividend equivalent LTIP units up to 90 percent of the regular partnership distributions. As with performance shares, full dividend equivalents are earned on LTIP units only if those LTIP units vest.

Grant of Performance Share Plan Awards in 2021

The PSP awards have two financial performance components, each weighted one-half of the 2021 PSP award, that are measured over a three-year period beginning January 1, 2021, as shown in more detail below. Shares and LTIP units granted under the PSP are issued under the Duke Realty Corporation 2015 Long-Term Incentive Plan (the

2015 Incentive Plan). To the extent performance goals are achieved, the 2021 PSP awards will pay out after the end of the 2021-2023 performance period.

The first financial component measures the company’s average annual growth in AFFO per share. The following table shows the AFFO per-share growth goals and corresponding payout percentages of target shares for the 2021 PSP awards. The payout for AFFO performance between the Threshold and Target levels and the Target and Superior levels will be linearly interpolated.

2021-2023 Average Annual Growth in AFFO per share
Performance Level	Targets	Payout Percentage
Superior	5.0% or above	200.0%
Target	3.0%	100.0%
Threshold	0.0%	50.0%
Below Threshold	Less than 0.0%	0.0%

The second financial component measures our annualized total shareholder return (changes in stock price, inclusive of reinvested dividends) relative to a peer group. The following table shows the payout percentage for the 2021 PSP awards at various levels of relative and absolute total shareholder return. The TSR payout percentage will be linearly interpolated between the Threshold and Target performance levels and the Target and Superior performance levels.

2021-2023 Relative Total Shareholder Return
Performance Level	Targets	Payout Percentage
Outperformance	≥ 75th Percentile and ≥ 15.0% Absolute TSR	250.0%
Superior	75th Percentile	200.0%
Target	50th Percentile	100.0%
Threshold	25th Percentile	50.0%
Below Threshold	< 25th Percentile	0.0%

For purposes of relative TSR comparisons, the company selected REITs against which we most directly competed for business and/or capital, as well as one REIT index that was a relevant performance benchmark at the time the PSP awards were granted.

• EastGroup Properties, Inc.	• Plymouth Industrial REIT, Inc.
• First Industrial Realty Trust, Inc.	• Prologis, Inc.
• Industrial Logistics Properties Trust	• Rexford Industrial Realty, Inc.
• Monmouth Real Estate Investment Corporation	• STAG Industrial, Inc.
• MSCI US REIT Index	• Terreno Realty Corporation

For both the AFFO payout percentage and the TSR payout percentage, the payout will be zero percent if the threshold performance level is not attained.

Payout of Performance Share Plan Awards Granted in 2016, 2017, 2018, 2019, 2020 and 2021

Other Compensation and Benefits

Our executive officers participate in benefit plans generally available to all other associates. We also provide certain benefits to our executive officers that are not available to all other associates, such as physical examinations that are outside the normal health care plan, supplemental life insurance, financial advisory services and automobile and cell phone allowances.

Compensation Guidelines and Policies

To help manage compensation-related risk, we have adopted guidelines to ensure the independence of compensation advisers, a compensation recoupment policy and stock ownership and retention guidelines, all of which are described in more detail below.

Compensation Committee Advisers Independence Guidelines

The Compensation and Human Capital Committee has adopted guidelines regarding the engagement of independent executive compensation advisers. These guidelines, which can be found on the Investor Relations/Corporate Governance section of our website at www.dukerealty.com, are designed to safeguard the independence of the Compensation and Human Capital Committee’s advisers from the company and management. The Compensation and Human Capital Committee’s adviser, Ferguson Partners Consulting, reports directly to the Chairperson of the Compensation and Human Capital Committee. In its consulting agreement with the Compensation and Human Capital Committee, Ferguson Partners Consulting also agreed to advise the Chairperson of the Compensation and Human Capital Committee if any potential conflicts of interest arise that could cause Ferguson Partners Consulting’s independence to be questioned and to undertake no projects for management except as approved in advance by the Chairperson of the Compensation and Human Capital Committee. No such conflicts of interest, including due to the director search services provided by Ferguson Partners Ltd., arose in 2021.

Compensation Recoupment Policy

We have adopted a compensation recoupment policy under which executive officers and the principal accounting officer could be required to return to the company certain compensation (such as a bonus or other variable compensation) if it was earned based on materially inaccurate financial statements that required a restatement or if a metric used in computing the executive officer or principal accounting officer’s short-term or long-term compensation has been materially incorrectly calculated, and the Compensation and Human Capital Committee determines that the officer has received an excess incentive due to a restatement or correction of the incorrect calculation. In that case, the Compensation and Human Capital Committee may take action, subject to approval by the Board and applicable law, to recover the difference between the amount actually paid to the executive officer and the amount that would have been paid based on correct financial results. If the Compensation and Human Capital Committee determines that any associate’s intentional or knowingly fraudulent or illegal conduct caused damage to the company, the Compensation and Human Capital Committee also may take appropriate action to cancel or reduce any outstanding equity compensation awards, incentive compensation awards or other benefits to which the associate is actually or contingently entitled, in an amount up to the damage to the company. The company’s Recoupment Policy is incorporated into the Code of Business Ethics that can be found on the Investor Relations/Corporate Governance section of the company’s website at www.dukerealty.com.

Hedging/Pledging Policy

Under our Securities Trading Policy Statement, associates and directors are prohibited from taking out loans, such as margin loans, for which repayment is secured by a pledge of shares of the company’s stock or other securities issued by the company. In addition, transactions in puts, calls or other derivative securities, or hedging transactions of any kind, whether or not on an exchange or in any other organized market, are generally prohibited.

Stock Ownership and Retention Guidelines
The company’s senior executive officers are required to hold shares of common stock with a value equal to specified multiples of base salary, as shown below. This program assists in focusing executives on long-term success and shareholder value by requiring executives to hold company stock over the long term.

6x

Chief Executive Officer
Base Salary Multiple

4x

Executive Vice Presidents
and Chief Operating Officer
Base Salary Multiple

Position	Time to Attain Ownership Requirement
Chief Executive Officer	5 years
Executive Vice Presidents and Chief Operating Officer	5 years

The stock ownership goal for each person subject to the company’s Stock Ownership Guidelines is determined on an individual basis, first in dollars equal to a multiple of the executive’s base salary, and then by converting that amount to a fixed number of shares. Until the senior executive officers reach their ownership guidelines, they are required to retain shares that are owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through the company’s executive compensation plans. For this purpose, “net shares” means the number of shares, including limited partnership units in our operating partnership, obtained by exercising stock options or through vesting of awards, less the number of shares the executive sells, surrenders or trades to pay the exercise price of stock options and any applicable tax obligations, including income, FICA or Medicare taxes, as of the date of the transaction. If the executive transfers an award to a family member who resides in the same household, the transferee will be subject to the same retention requirements and the shares will still be counted toward satisfaction of the ownership requirements. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of our website at www.dukerealty.com.
Equity Grant Policies

Our annual equity grants, including equity grants to named executive officers, are awarded effective as of February 10 of each year, with the grant value of an RSU and the target value of a PSP award, as applicable, equal to the fair market value of our stock as of the grant date. Having a predetermined grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. The Compensation and Human Capital Committee periodically approves equity grants to newly hired associates or to associates receiving promotions. These interim grants generally occur on February 10, May 10, August 10 or November 10 immediately following the date of hire or promotion, with the grant value of an RSU equal to the fair market value of our stock as of the grant date. The Compensation and Human Capital Committee is authorized to award special equity grants on other dates from time to time when the company experiences exceptional performance results. The company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation.

Employment and Severance Agreements

    As a matter of business philosophy, we do not enter into employment agreements with our executive officers. However, we do from time to time enter into letter agreements regarding executive severance with certain key officers, including each of the named executive officers. We enter into these agreements as a means of protecting the business interests of the company by conditioning the right of a terminated officer to receive the severance benefits on his or her compliance with a number of post-termination restrictive covenants. We believe that having these covenants in place provides a tangible benefit to our shareholders.

The letter agreements provide that an officer is entitled to receive certain separation payments and benefits upon the termination of his or her employment under various conditions. The level of severance pay depends upon the circumstances of the officer’s termination of employment. For example, if the officer were terminated by the company without cause or the officer resigns for good reason, then he or she would be entitled to a severance payment equal to two times (2X) (or, if such termination occurs within one year following a change in control of the company, three times (3X)) the sum of (a) his or her base salary then in effect and (b) the average annual incentive bonus paid or payable with respect to services performed in the three prior calendar years, payable over a 24-month period. If the company terminates the officer’s employment due to his or her disability, then the officer would be entitled to a severance payment equal to the sum of (a) his or her base salary then in effect and (b) the average annual incentive bonus paid or payable with respect to services performed in the three prior calendar years, payable over a 12-month period. If the officer terminates his or her employment voluntarily without good reason, then the severance payment would equal one times (1X) his or her base salary then in effect, payable over a 12-month period.

In addition, if an officer’s employment terminates for any reason other than cause or death, and at the time of the termination the officer is at least 55 years old and has at least ten years of service with the company or an affiliate, then he or she also will receive a healthcare stipend and a financial advisory stipend during the severance period. The healthcare stipend is equal to the difference between (a) the cost the officer would have to pay to continue participation in the company’s health plans under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of 36 months and (b) the active associate rate for such coverage and the healthcare stipend will be reduced by 50% for months during such period in which the officer would be age 65 or over. The financial advisory stipend is equal to the cost the company would have to pay to provide the officer the financial advisory services it provides generally to executive officers for a period of 36 months, calculated using the annual cost for such services in the year in which the termination date occurs. No severance or stipends would be payable if an officer is terminated for cause or death.

Regardless of the reason for termination of an officer’s employment, his or her right to the severance payments and stipends would stop if he or she violates any of the post-employment restrictive covenants in the amended letter agreements, which include non-competition, non-solicitation and non-disclosure obligations. The non-compete and non-solicitation covenants generally last for two years following termination of employment or one year if the termination is by the company for cause or by the officer without good reason. The letter agreements do not include tax gross-up provisions. Please see “Executive Compensation—Other Potential Post Employment Payments” for a table showing the amounts that would be payable to each of our named executive officers under the letter agreements under various termination scenarios using the applicable base salary and cash incentive bonus as if the termination occurred on December 31, 2021.

EXECUTIVE COMPENSATION

The total direct compensation of each of our named executive officers consists of annual base salary and annual cash and long-term equity incentive awards as specifically addressed in the CD&A. Our objective is to provide compensation opportunities that are competitive in total as well as in the mix of elements. The compensation program is designed to provide the proper balance of fixed versus variable and cash versus equity compensation.

With the exception of stock awards, the following table sets forth the compensation earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2021; December 31, 2020; and December 31, 2019. In the case of stock awards, this table reflects the aggregate grant date fair value of stock awards granted by the company during these years.

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
James B. Connor Chairman and Chief Executive Officer
	2021	$957,692	$5,040,000	$3,458,760	$37,472	$9,493,924
	2020	$926,154	$4,340,000	$2,537,740	$37,607	$7,841,501
	2019	$877,692	$3,613,867	$2,164,800	$37,545	$6,693,904
Mark A. Denien Executive Vice President and Chief Financial Officer
	2021	$618,462	$1,550,000	$1,609,140	$35,575	$3,813,177
	2020	$596,923	$1,400,000	$1,131,000	$34,160	$3,162,083
	2019	$558,462	$1,254,400	$1,076,250	$33,176	$2,922,288
Steven W. Schnur Executive Vice President and Chief Operating Officer
	2021	$518,462	$1,300,000	$1,349,600	$34,371	$3,202,433
	2020	$498,846	$1,120,000	$942,500	$34,597	$2,595,943
	2019	$466,154	$837,200	$969,360	$65,465	$2,338,179
Nicholas C. Anthony Executive Vice President, Chief Investment Officer
	2021	$503,846	$1,262,500	$1,110,060	$36,174	$2,912,580
	2020	$488,846	$1,097,600	$919,770	$34,786	$2,541,002
	2019	$473,846	$1,064,000	$922,810	$33,499	$2,494,155
Ann C. Dee Executive Vice President, General Counsel and Corporate Secretary
	2021	$508,846	$1,045,500	$1,185,750	$36,144	$2,776,240
	2020	$491,923	$924,000	$824,180	$34,761	$2,274,864
	2019	$453,846	$828,100	$804,480	$33,656	$2,120,082

(1)This column reflects the aggregate grant date fair value in the applicable year for (a) RSUs granted under the 2015 Incentive Plan and (b) performance shares granted under the PSP, as computed under FASB ASC Topic 718. It also includes the grant date fair value for any LTIP units granted in lieu of RSUs and/or PSP awards, as elected by the executive officer. In 2021, Messrs. Connor, Denien and Schnur elected to receive LTIP units in lieu of both RSUs and PSP awards. The grant value for all such awards is equal to the fair market value of our stock as of the grant dates. Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to financial performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures. The following table sets forth the grant date target values of the 2021 PSP grant, in addition to values assuming achievement of the highest level of performance, for each named executive officer.

2021 PSP Awards
Name	Grant Date Target Value ($)(a)		Value as of Grant Date, Assuming Highest Level of Performance ($)
James B. Connor	$3,360,000	(b)	$7,560,000
Mark A. Denien	$1,033,333	(b)	$2,325,000
Steven W. Schnur	$866,667	(b)	$1,950,000
Nicholas C. Anthony	$841,667		$1,893,750
Ann C. Dee	$697,000		$1,568,250
(a)Represents the grant date target value of PSP awards. The grant date fair value reported in the Summary Compensation Table is based on the probable outcome at the time of grant, which was at target. The total value reported in the Summary Compensation Table also includes the grant date value of all RSU awards.

(b)Represents the grant date value at target of LTIP units awarded in lieu of PSP awards upon election by the executive officer. See the discussion of LTIP units awarded in lieu of PSP awards under the section entitled “Performance Share Plan Awards” included in the discussion of long-term incentive awards in the CD&A.

(2)Represents the aggregate annual cash incentive bonus that is based upon the company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year as well as an individual, and in certain cases, a division performance component.

(3)All other compensation for 2021 includes the value of company matching and profit sharing contributions of $11,845 for each Executive Officer to the company’s 401(k) plan and profit sharing plan, and the value of term life insurance premium payments made by the company. In addition, all other compensation includes the following perquisites for each of the named executive officers: (i) an automobile allowance and cell phone allowance; (ii) payments for personal financial planning services; and (iii) payments for executive medical examinations.

Grants of Plan-Based Awards in 2021

    The following table summarizes grants made to the named executive officers in 2021 under the company’s plans:

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
James B. Connor			$1,110,000	$1,776,000	$3,552,000
	2/10/21	1/27/21				39,934	79,867	179,701		$3,360,000
	2/10/21	1/27/21							39,934	$1,680,000
Mark A. Denien			$523,125	$837,000	$1,674,000
	2/10/21	1/27/21				12,282	24,563	55,267		$1,033,333
	2/10/21	1/27/21							12,282	$516,667
Steven W. Schnur			$438,750	$702,000	$1,404,000
	2/10/21	1/27/21				10,301	20,601	46,352		$866,667
	2/10/21	1/27/21							10,301	$433,333
Nicholas C. Anthony			$426,094	$681,750	$1,363,500
	2/10/21	1/27/21				10,004	20,007	45,016		$841,667
	2/10/21	1/27/21							10,004	$420,833
Ann C. Dee			$398,438	$637,500	$1,275,000
	2/10/21	1/27/21				8,284	16,568	37,278		$697,000
	2/10/21	1/27/21							8,284	$348,500

(1)Represents the 2021 annual cash incentive bonus opportunities for each executive. See the description of the annual cash incentive award in the CD&A.
(2)Represents the number of shares that could be earned under performance shares granted during 2021 under the PSP or the number of limited partnership units in our operating partnership that could be earned under LTIP units granted in lieu of PSP awards. All of the PSP awards and LTIP units granted in lieu of PSP awards have a three-year performance measurement period. The value is computed in accordance with FASB ASC Topic 718. See pertinent details regarding the payout of awards under the PSP in the section entitled “Performance Share Plan Awards” included in the discussion of long-term incentive awards in the CD&A.
(3)Represents the number of RSUs granted during 2021 under the 2015 Incentive Plan or the number of LTIP units granted in lieu of RSUs. See the description of the RSUs and LTIP units in the section entitled “RSUs” included in the discussion of long-term incentive awards in the CD&A.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table contains information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2021:
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock Granted That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock Granted That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (2)
James B. Connor	2/10/19	14,350	$941,934	–	–
	2/10/20	27,711	$1,818,950	195,301	$12,819,558
	2/10/21	39,934	$2,621,268	183,238	$12,027,742
Mark A. Denien	2/10/19	4,981	$326,953	–	–
	2/10/20	8,939	$586,756	63,000	$4,135,320
	2/10/21	12,282	$806,190	56,355	$3,699,142
Steven W. Schnur	2/10/19	3,554	$233,281	–	–
	2/10/20	7,151	$469,392	50,401	$3,308,322
	2/10/21	10,301	$676,158	47,265	$3,102,475
Nicholas C. Anthony	2/10/19	4,517	$296,514	–	–
	2/10/20	7,355	$482,753	49,625	$3,257,385
	2/10/21	10,221	$670,938	46,000	$3,019,440
Ann C. Dee	2/10/19	3,515	$230,755	–	–
	2/10/20	6,192	$406,426	41,777	$2,742,242
	2/10/21	8,464	$555,583	38,093	$2,500,425
(1)

Officer	Represents
James B. Connor	The awards dated February 10, 2019, through February 10, 2021, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election.
Mark A. Denien	The awards dated February 10, 2019, through February 10, 2021, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election.
Steven W. Schnur
The amount represents the number of outstanding RSUs granted pursuant to the 2015 Incentive Plan for 2019. The totals include accumulated dividend equivalent RSUs.
The awards dated February 10, 2020, and February 10, 2021, represent the number of LTIP units granted in lieu of RSUs pursuant to the executive’s election.

Nicholas C. Anthony	The amount represents the number of outstanding RSUs granted February 10, 2019, through February 10, 2021, pursuant to the 2015 Incentive Plan. The totals include accumulated dividend equivalent RSUs.
Ann C. Dee	The amount represents the number of outstanding RSUs granted February 10, 2019, through February 10, 2021, pursuant to the 2015 Incentive. The totals include accumulated dividend equivalent RSUs.
RSUs and LTIP units granted beginning on February 10, 2015, and after vest in three equal installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment and in the case of the LTIP units, subject to certain other vesting requirements. See pertinent details regarding LTIP units granted in lieu of RSUs, including cash distributions and certain other vesting requirements, included in the discussion of long-term incentive awards in the CD&A. The dividend equivalent RSUs vest as they accrue but are paid out when the host award vests or, if the host award fails to vest and is forfeited, are paid out as soon as practical after such forfeiture, including any delay necessary to comply with Section 409A of the Code. In all cases, the market value indicated is based upon the closing price of the company’s common stock on December 31, 2021, of $65.64 per share.
(2)

Officer	Represents
James B. Connor	The amount represents the number of common units in our operating partnership, plus LTIP units earned in place of unpaid cash distributions, that would be earned at the maximum payout level for the LTIP units granted in lieu of PSP awards in 2020 and 2021.
Mark A. Denien	The amount represents the number of common units in our operating partnership, plus LTIP units earned in place of unpaid cash distributions, that would be earned at the maximum payout level for the LTIP units granted in lieu of PSP awards in 2020 and 2021.
Steven W. Schnur	The amount represents the number of common units in our operating partnership, plus LTIP units earned in place of unpaid cash distributions, that would be earned at the maximum payout level for the LTIP units granted in lieu of PSP awards in 2020 and 2021.
Nicholas C. Anthony	The amount represents the number of shares that would be earned at the maximum payout level, including dividend equivalent shares, for the awards granted pursuant to the PSP in 2020 and 2021.
Ann C. Dee	The amount represents the number of shares that would be earned at the maximum payout level, including dividend equivalent shares, for the awards granted pursuant to the PSP in 2020 and 2021.
All such amounts are represented at a market value based upon the closing price of the company’s common stock on December 31, 2021, of $65.64 per share. The PSP awards have a three-year performance measurement period. Further details regarding awards granted under the PSP, including LTIP units, are found under the section entitled “Performance Share Plan Awards” included in the discussion of long-term incentive awards in the CD&A.

Option Exercises and Stock Vested in 2021

The following table shows the number of shares acquired and the value realized upon vesting in 2021 of (i) RSUs, including the value of dividend equivalents earned and vested in 2021 on all outstanding RSUs; (ii) LTIP units received in lieu of RSUs; (iii) performance shares granted in 2019 under the PSP, including the value of dividend equivalents earned and vested in 2021 with respect thereto; (iv) LTIP units received in lieu of performance shares granted in 2019 under the PSP, including the value of dividend equivalents earned on unpaid cash distributions and LTIP units earned above target payout; and/or (v) dividend equivalents earned in 2021 on performance units previously vested under the 2000 Performance Share Plan (2000 PSP). The aggregate value of shares acquired is based upon the fair market value of the company’s common stock on the vesting date.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting (1)
James B. Connor	252,765	$15,543,732	(2)
Mark A. Denien	87,286	$5,375,616
Steven W. Schnur	58,682	$3,606,233
Nicholas C. Anthony	74,034	$4,567,263
Ann C. Dee	58,154	$3,577,260
(1)     Includes the following number of shares or LTIP units acquired and value realized on vesting for the 2019 PSP award:

Name	Number of Shares/LTIP Units Acquired on Vesting (#)(a)	Value Realized on Vesting
James B. Connor	208,223	$13,667,732
Mark A. Denien	72,277	$4,744,230
Steven W. Schnur	48,239	$3,166,383
Nicholas C. Anthony	61,503	$4,037,057
Ann C. Dee	47,868	$3,142,057

(a)     Messrs. Connor, Denien and Schnur elected to receive LTIP units in lieu of PSP awards in 2019. The number represents the LTIP units earned upon vesting, including additional LTIP units earned in place of unpaid cash distributions.

(2)Includes $15,959 for Mr. Connor attributable to the value of dividend equivalents earned in 2021 on performance units previously vested under the 2000 PSP for which receipt has been deferred. Dividend equivalent units earned under the 2000 PSP also are included in the “Aggregate Earnings in the Last FY” column of the Nonqualified Deferred Compensation table. For a description of these dividend equivalents, see the description of the 2000 PSP under the heading, “Nonqualified Deferred Compensation for 2021.”

Nonqualified Deferred Compensation for 2021

Our named executive officers’ nonqualified deferred compensation in 2021 consists of participation in one or both of the following plans: (1) the Executives’ Deferred Compensation Plan (DC Plan) and (2) the 2000 PSP. The DC Plan continues in effect as the company’s primary nonqualified deferred compensation plan. Certain of our named executive officers have undistributed awards under the 2000 PSP, although no further awards will be made under such plan. The 2000 PSP constitutes a deferred compensation plan in the technical sense that outstanding vested awards may be paid out in a future year.

Executives’ Deferred Compensation Plan

The company does not make contributions to the DC Plan and does not guarantee any return on participant account balances. Executives are permitted to elect to defer up to 50% of base salary, 100% of annual cash incentive bonus and 100% of RSU and PSP awards. The company has established an irrevocable rabbi trust to hold assets separate from other general corporate assets for the purpose of paying future participant obligations. The assets of the trust remain available to the general creditors of the company. Participants are 100% vested in their deferrals and related earnings. Participants who retire on or after reaching age 50 will receive their DC Plan account balance, based upon their election, either in full or by partial lump-sum payment and/or by annual installments of two to 15 years. A participant who becomes disabled or terminates employment other than by retirement will receive the undistributed portion of the account balance in a lump-sum payment. In the event of a participant’s death, the participant’s designated beneficiary will receive the undistributed portion of the account balance in a lump-sum payment. A participant may also elect to receive some or all of a particular year’s deferral and related earnings prior to retirement or termination of employment in the form of a lump-sum payment or in up to five annual installments. Subject to approval by the DC Plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from his or her account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

2000 Performance Share Plan

Awards under the 2000 PSP were made in 2000 and 2004 in the form of performance units, all of which are now fully vested. The payment for vested awards is made in shares of common stock. However, vested awards are not paid until retirement or termination of employment and thus are considered deferred compensation. Dividends are paid on the awards in cash or additional performance units, as previously elected by the participant.

The following table sets forth certain information as of December 31, 2021, regarding deferred compensation plans available to each of our named executive officers.

Name	Name of Plan	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)
James B. Connor	DC Plan	–	–	–	–	–
	2000 PSP	–	–	$410,119	–	$1,015,075
Mark. A. Denien	DC Plan	–	–	–	–	–
	2000 PSP	–	–	–	–	–
Steven W. Schnur	DC Plan	–	–	$387,697	–	$1,866,067
	2000 PSP	–	–	–	–	–
Nicholas C. Anthony	DC Plan	–	–	$823,701	–	$2,673,691
	2000 PSP	–	–	–	–	–
Ann C. Dee	DC Plan	–	–	$659,805	–	$2,159,433
	2000 PSP	–	–	–	–	–
(1)Messrs. Connor, Denien, Schnur and Anthony and Ms. Dee did not defer any of their salary, incentive bonus or vesting RSU and PSP Awards in 2021.

(2)Earnings represent notional returns on (a) participant-selected investments in the DC Plan and (b) dividend reinvestments in the 2000 PSP. Aggregate earnings are not includable in the Summary Compensation Table because those earnings were not preferential or above market.

(3)The aggregate balance at December 31, 2021, includes the following amounts of associate contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year. Amounts in the following table include contributions to the DC Plan and the value of vested awards and dividend equivalents under the 2000 PSP.

Name	Total
James B. Connor	$208,511
Mark A. Denien	–
Steven W. Schnur	$496,261
Nicholas C. Anthony	$500,492
Ann C. Dee	$690,335

Other Potential Post-Employment Payments

The company and each of our named executive officers have entered into letter agreements that provide for separation payments upon the termination of the officer’s employment under various conditions. The level of severance pay under the letter agreements depends upon the circumstances of the officer’s termination of employment. We enter into these agreements as a means of protecting the business interests of the company by conditioning the right of a terminated officer to receive the severance benefits on his or her compliance with a number of post-termination restrictive covenants. Please see “Compensation Discussion and Analysis—Employment and Severance Agreements” for a description of the letter agreements.

The following table shows the amounts that would be payable to each of our named executive officers under the letter agreements under various termination scenarios using the applicable base salary and cash incentive bonus as if the termination occurred on December 31, 2021. The severance agreements do not include tax gross-up provisions, and all payments made to the executives would be net of applicable withholdings.

Named Executive Officer	Executive Leaves Voluntarily with No Change in Control	Termination by Company without Cause and with No Change in Control	Termination due to Disability	Termination by Company without Cause or by Officer for “Good Reason” following Change in Control
James B. Connor	$1,060,986	$6,622,266	$3,361,626	$9,882,906
Mark A. Denien	$620,000	$3,456,700	$1,728,350	$5,185,050
Steven W. Schnur	$520,000	$2,859,073	$1,429,537	$4,288,610
Nicholas C. Anthony	$626,884	$2,958,444	$1,540,164	$4,376,724
Ann C. Dee	$610,986	$2,747,226	$1,424,106	$4,070,346

Change in Control Provisions Under Other Agreements

The company’s long-term compensation plans, including the 2015 Incentive Plan, generally provide that a change in control occurs upon the occurrence of any of the following: (1) when the incumbent members of the Board cease to constitute a majority of the Board; (2) except in the case of certain issuances or redemptions of stock or the acquisition of stock by any associate benefit plan sponsored by the company, when any person acquires a 25% or more ownership interest in the outstanding common stock or combined voting power of the then outstanding securities of the company; (3) the consummation of a reorganization, merger, consolidation, statutory share exchange or other corporate transaction, unless (a) the beneficial owners of the company’s stock immediately prior to the transaction continue to own 50% or more of the outstanding common stock and combined voting power of the then outstanding securities of the company; (b) no person acquires a 25% or more ownership interest in the then outstanding common stock or combined voting power of the then outstanding securities of the company; and (c) at least a majority of the members of the board of directors of the surviving corporation were incumbent directors at the time of approval of the corporate transaction; (4) the approval by the shareholders of the company of a complete liquidation or dissolution; or (5) when the company’s ownership interest in the operating partnership is reduced below 50%.

All outstanding awards granted under the 2015 Incentive Plan provide for “double trigger” change in control vesting, such that the effect of a change in control depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, service-based awards vest in full upon the change in control and performance-based awards vest at the “target” level if the change in control occurs prior to the second anniversary of the beginning of the performance period. Such awards vest at the “actual” level if the change in control occurs on or after the second anniversary of the beginning of the performance period and prior to the end of the performance period, based on performance through the date of the change in control. If the awards are assumed by the acquiring company, similar accelerated vesting of awards is contingent on the grantee’s involuntary termination without cause or for good reason within one year following the change in control.

The following table shows the total additional value of the awards that would be payable to each of the named executive officers under the accelerated vesting provisions of these plans upon the occurrence of a change in control as of December 31, 2021, assuming that the acquiring company does not assume the awards. Unless indicated otherwise below, award values were determined at $65.64 per share, the closing price of the company’s stock on December 31, 2021.

Named Executive Officer	RSUs (1)	PSP Award (2)	Total
James B. Connor	$5,382,152	$11,043,241	$16,425,393
Mark A. Denien	$1,719,899	$3,481,972	$5,201,871
Steven W. Schnur	$1,363,737	$2,849,229	$4,212,966
Nicholas C. Anthony	$1,393,997	$2,789,710	$4,183,707
Ann C. Dee	$1,146,862	$2,330,085	$3,476,947

(1)Represents the value of the unvested awards at December 31, 2021.

(2)Represents awards granted in 2020 and 2021 under the PSP. The value of the awards granted in 2020 would be fixed at the target level in the event of a change in control prior to January 1, 2022, and the value of the awards granted in 2021 would be fixed at the target level in the event of a change in control prior to January 1, 2023. The above table assumes a change in control occurring on December 31, 2021, with the result that both the 2020 and 2021 awards would pay out at the target level.

Retirement Provisions Under Other Agreements

Awards granted to named executive officers pursuant to the 2015 Incentive Plan will continue to vest upon the executive’s termination of employment, other than for cause, on or after reaching age 55, and provided that the sum of the executive’s age and years of service to the company totals at least 65 years (which is defined as “retirement” for purposes of the 2015 Incentive Plan). Such awards are subject to the restrictive covenants in each executive’s letter agreement regarding severance payments, previously described under the section “Compensation Discussion and Analysis—Employment and Severance Agreements.” As of December 31, 2021, Messrs. Connor and Anthony and Ms. Dee were eligible for retirement under these provisions. The values represented above in the table under “—Change in Control Provisions Under Other Agreements” also reflect the total value of the unvested awards that would remain eligible for continued vesting for Messrs. Connor and Anthony and Ms. Dee under the provisions of these plans upon the occurrence of a retirement as of December 31, 2021, and assuming continuing compliance with the restrictive covenants.

Risk Assessment of Overall Compensation Program

The Compensation and Human Capital Committee has reviewed with management the design and operation of our incentive compensation arrangements for all associates, including executive officers, to determine whether these programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the company. Specifically, management compiled an inventory of all incentive compensation arrangements applicable to the company’s associates at all levels, which were then summarized for the Compensation and Human Capital Committee’s independent compensation adviser. The adviser analyzed these arrangements in the context of potential high-risk design provisions and concluded that the program is well designed overall not to encourage behaviors that would create a material risk for the company. The adviser noted in particular the following program provisions that support this conclusion: (1) appropriate pay philosophy, peer group and market positioning to support business objectives; (2) an effective balance in cash and equity, short and longer-term performance focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement as well as the discretion of the Compensation and Human Capital Committee; (3) a balanced weighting of performance measures; (4) fixed maximum levels for performance-based awards; and (5) meaningful risk mitigation features including stock ownership guidelines, the compensation recoupment policy and independent Compensation and Human Capital Committee oversight. Based on the independent review and findings of the adviser, the Compensation and Human Capital Committee concluded that the company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the company.

CEO Pay Ratio

The 2021 compensation disclosure ratio of the median annual total compensation of all company associates to the annual total compensation of the company’s Chief Executive Officer is as follows:

Category	2021 Total Compensation and Ratio
Annual total compensation of Mr. Connor (A)	$9,493,924
Median associate total compensation (excluding Mr. Connor) (B)	$148,012
Ratio of A to B	64:1

The company identified the median associate by examining the following compensation elements for all individuals, excluding Mr. Connor: base salary as of December 31, 2021; 2020 bonus paid in 2021; grant date value of 2021 long-term grants; leasing commissions paid in 2021; and overtime paid in 2021. The company determined the median associate, based on its workforce as of December 31, 2021, and included all part-time, temporary and full-time associates. After identifying the median associate, the company calculated 2021 total compensation for such associate using the same methodology used for our named executive officers as set forth in the Summary Compensation Table.

Equity Compensation Plan Information

    The following table provides information, as of December 31, 2021, about our common stock that may be issued, whether upon the exercise of options, warrants and rights, or otherwise, under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	4,274,346	(1)	–	(2)	5,245,856	(3)
Equity compensation plans not approved by shareholders(4)	–		–		–
Total	4,274,346	(1)	–	(2)	5,245,856	(3)

The number of options and full value awards granted and outstanding as of December 31, 2021, as indicated above, are from all plans.

(1)    Represents shares of our common stock issuable pursuant to the conversion of RSUs and performance shares, or LTIP units elected in lieu of such awards.

(2)    No options remain outstanding under our equity plans. Our outstanding awards do not have an exercise price.

(3)    Represents the number of remaining shares available for grant under the company’s 2015 Incentive Plan.

(4)    All of the company’s equity plans have been approved by its shareholders.

OWNERSHIP OF COMPANY SHARES

    The following table sets forth the beneficial ownership of shares of common stock of the company and common units of ownership in our operating partnership as of February 18, 2022, for:

•    each of our named executive officers;

•    each of our directors;

•    our current directors and executive officers as a group; and

•    each person or group known to us to be holding more than 5% of such common stock.

Beneficial Owner	Shares and Partnership Units Beneficially Owned (1)(12)	Shares Issuable Upon Exercise of Stock Options (2)	Total	Percent of Class
James B. Connor(3)	771,630	–	771,630	*
Mark A. Denien(4)	234,894	–	234,894	*
Steven W. Schnur(5)	96,506	–	96,506	*
Nicholas C. Anthony(6)	120,431	–	120,431	*
Ann C. Dee(7)	166,425	–	166,425	*
John P. Case	18,361	–	18,361	*
Tamara D. Fischer	–	–	–	*
Norman K. Jenkins	–	–	–	*
Kelly T. Killingsworth	17	–	17	*
Melanie R. Sabelhaus	38,176	–	38,176	*
Peter M. Scott, III	6,680	–	6,680	*
David P. Stockert	41,516	–	41,516	*
Chris T. Sultemeier	19,031	–	19,031	*
Michael E. Szymanczyk	44,078	–	44,078	*
Warren M. Thompson	13,046	–	13,046	*
Lynn C. Thurber	113,438	–	113,438	*
All directors and executive officers as a group (16 persons)	1,684,229	–	1,684,229	*
The Vanguard Group, Inc.(8)	60,864,846	–	60,864,846	15.90%
Cohen & Steers, Inc.(9)	52,430,557	–	52,430,557	13.70%
BlackRock, Inc.(10)	38,729,322	–	38,729,322	10.12%
State Street Corp.(11)	23,967,128	–	23,967,128	6.26%
* Less than one percent (1%)

(1)The number of shares and units in this column represents the number of shares of common stock and/or partnership units the person “beneficially owns,” as determined by the rules of the SEC. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(2)As of February 18, 2022, there are no outstanding stock options owned by any of our named executive officers or directors.

(3)Includes 8,653 shares owned by family members and 608,555 partnership units.

(4)Includes 225,254 partnership units.

(5) Includes 87,592 partnership units.

(6)Includes 75,568 partnership units.

(7)Includes 1,454 shares owned by family members and 96,733 partnership units.

(8)The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2022. The Vanguard Group has the sole power to vote 0 shares and dispose of 58,965,787 shares and shared power to vote 969,690 shares and dispose of 1,899,059 shares.

(9)This information was obtained from a Schedule 13G/A filed with the SEC jointly by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., Cohen & Steers UK Limited, Cohen & Steers Asia Limited, and Cohen & Steers Ireland Limited on February 14, 2022. The address of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The address of Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH. The address of Cohen & Steers Asia Limited is 1201-02 Champion Tower, Three Garden Road, Central, Hong Kong. The address of Cohen & Steers Ireland Limited is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60. Total shares beneficially owned include 36,098,807 with sole voting power and 52,430,557 with sole dispositive power.

(10)The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. This information was obtained from a Schedule 13G/A filed with the SEC on January 27, 2022. Total shares beneficially owned include 33,107,732 with sole voting power and 38,729,322 with sole dispositive power. According to the Schedule 13G/A, the shares were acquired by the following subsidiaries: BlackRock Life Limited; BlackRock International Limited; Aperio Group, LLC; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; FutureAdvisor, Inc.; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd.

(11)The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA  02111. This information was obtained from a Schedule 13G/A filed with the SEC on February 11, 2022. Total shares beneficially owned include 19,401,867 with shared voting power and 23,937,429 with shared dispositive power. According to the Schedule 13G/A, the shares were acquired by the following subsidiaries: SSGA Funds Management, Inc; State Street Global Advisors Limited; State Street Global Advisors LTD; State Street Global Advisors, Australia, Limited; State Street Global Advisors (Japan) Co., LTD; State Street Global Advisors Asia Limited; State Street Global Advisors Singapore Limited; State Street Global Advisors Europe Limited; State Street Global Advisors Trust Company.

(12)While not included in the table above, shares deferred into our Directors’ Deferred Compensation Plan by members of the Board are considered to be shares owned for purposes of each director’s target ownership requirement pursuant to the company’s Stock Ownership Policies, which are described on page 25. Shares owned by individual directors as of the record date in the Directors’ Deferred Compensation Plan are as follows:

Name	Number of Deferred Shares
Tamara D. Fischer	8,521
Norman K. Jenkins	31,294
Kelly T. Killingsworth	1,429
Peter M. Scott, III	45,843
Michael E. Szymanczyk	18,739

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Business Ethics requires that all associates, officers and directors avoid conflicts of interest that interfere with the performance of their duties or are not in the best interests of the company. The Audit Committee reviews all material proposed transactions between the company and related parties as specified under Item 404 of Regulation S-K promulgated by the SEC and examines each such transaction for potential conflicts of interest and other improprieties. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. We currently do not have any such transactions to report.

PROPOSAL 3	RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and has further directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the Virtual Annual Meeting.

Representatives of KPMG will be present at the Virtual Annual Meeting, have the opportunity to make a statement if they so desire and be available to respond to appropriate questions.

To ratify the selection of KPMG, the votes cast in favor of the proposal must exceed the votes cast against the proposal. Abstentions will not be treated as votes cast and therefore will not affect the outcome. The ratification of the selection of KPMG as our independent registered public accountants for 2022 will be deemed to be a discretionary matter, and brokers will be permitted to vote uninstructed shares as to such matter; therefore, no broker non-votes are expected.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

INFORMATION ABOUT VOTING AND PROXY MATERIALS

How to Vote Your Shares

If you are a beneficial owner (i.e., you hold your shares through a broker or other nominee), you may instruct your broker to vote your shares by following the instructions that the broker provides. If you sign over voting rights but do not provide specific instructions, your broker will vote on your behalf only on the proposals over which it has discretionary authority (Proposal Three). For Proposals One and Two, your instructions will be counted as broker non-votes. Most brokers offer voting by mail, telephone and on the Internet.

If you are a shareholder of record, you may vote by:

•returning a properly executed proxy card;
•using the 16-digit control number (which is included on your proxy card or Notice) to log in and vote during the Virtual Annual Meeting; or
•following the instructions on the Notice to vote online or by telephone.

When you return a properly executed proxy card, we will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, we will vote your proxy:

•“FOR” each director nominee in Proposal One;
•“FOR” Proposal Two;
•“FOR” Proposal Three; and
•in accordance with the proxy holder’s discretion, on any other matter that may properly come before the Virtual Annual Meeting, including any adjournments or postponements.

Your proxy gives discretionary authority to Mr. James B. Connor, our Chairman and Chief Executive Officer, and Ms. Ann C. Dee, our Executive Vice President, General Counsel and Corporate Secretary, on any other matters that might be brought before the Virtual Annual Meeting. If you are a record owner and you sign a proxy card but do not provide instructions regarding the proposals on the proxy card, your shares will be voted in accordance with the Board’s recommendations, as noted above.

You may revoke your proxy at any time before its exercise by:

(i)delivering written notice of revocation to Ms. Dee at 8711 River Crossing Blvd., Indianapolis, Indiana 46240;

(ii)submitting to the company a duly executed proxy card with a later date;

(iii)voting via the Internet or telephone at a later date; or

(iv)using the 16-digit control number (which is included on your proxy card, Notice or voting instruction form) to log in and vote during the Virtual Annual Meeting.

Written revocations will not be effective until received by Ms. Dee at or before the Virtual Annual Meeting. Telephone and Internet revocations will not be effective unless, in the case of shareholders who hold their shares through our 401(K) Plan, received on or before 11:59 p.m. ET on April 8, 2022, and, in the case of all other shareholders, received on or before 11:59 p.m. ET on April 12, 2022.

We are offering shareholders the opportunity to confirm their votes were cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. Beginning March 30, 2022, and for up to two months after the Virtual Annual Meeting, you may confirm your vote beginning 24 hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. You may confirm that your instructions were received and cast per your instructions by logging onto www.proxyvote.com using your control number (located on your proxy card, Notice or voting instruction form). If you hold shares through a broker or other nominee, the ability to confirm your vote may be affected by the rules of the broker or other nominee, and the confirmation may not confirm whether the broker or other nominee allocated the correct number of shares to you.

Mailing Date/Internet Availability of Proxy Materials

This proxy statement, the enclosed proxy card and the Notice were mailed or e-mailed to shareholders beginning on or about March 2, 2022. The Notice includes instructions on how to access the proxy materials online. Shareholders who received the Notice by mail or e-mail will not be mailed a printed copy of the proxy materials unless they request a copy in the manner described in the Notice. All shareholders will be able to access the proxy materials on the website referred to in the Notice and this proxy statement and will be able to request a printed set of the proxy materials by mail or electronically, in either case, free of charge.

Duke Realty is soliciting proxies to be voted at the Virtual Annual Meeting, has paid the cost of preparing, printing, assembling and mailing the proxy materials and also will bear the costs of other materials sent to shareholders in connection with this solicitation. We also may reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record.

In addition to the solicitation of proxies by mail, Duke Realty officers and other associates may solicit proxies by telephone, facsimile, e-mail or personal interviews without additional compensation. We also expect brokerage houses to forward proxy materials to shareholders at our request. Receipt of more than one proxy card or voting instruction form indicates that a shareholder has multiple accounts at the transfer agent or with stockbrokers. Shareholders should complete and return all proxy cards and voting instruction forms received to ensure that all of their shares are voted.

Shareholders of record who want to receive future proxy statements and annual reports electronically should log on to www.proxyvote.com and follow the instructions to vote using the Internet and, when prompted, indicate that they want to access proxy materials electronically in the future. Shareholders will need to refer to the company number and control number found on the proxy card. Shareholders may cancel electronic enrollment if they later decide to receive proxy statements and annual reports by regular mail.

Householding of Proxy Material

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account or notify us if you hold registered shares. You can notify us by sending a written request to Duke Realty Corporation, c/o Corporate Secretary, 8711 River Crossing Blvd., Indianapolis, Indiana 46240 or by calling our Investor Relations Department at (317) 808-6005.

ANNUAL REPORT

A copy of our 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021, is available on the Internet as described in the Notice of Internet Availability of Proxy Materials. Additionally, a copy of our 2021 Annual Report on Form 10-K may be obtained, free of charge, by any shareholder by writing to Duke

Realty Corporation, 8711 River Crossing Blvd., Indianapolis, Indiana 46240, Attention: Investor Relations. Our Annual Report on Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our Internet website at http://investor.dukerealty.com.

OTHER MATTERS

The Board knows of no other matters to be brought before this Virtual Annual Meeting. However, if other matters should properly come before the Virtual Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2023 ANNUAL MEETING

Shareholder Proposals and Nominations for inclusion in the Company’s Proxy Materials

SEC rules establish the eligibility requirements and procedures that must be followed for a shareholder’s proposal to be included in the company’s proxy materials. Under those rules, any shareholder wishing to have a proposal considered for inclusion in the company’s proxy materials for the 2023 Annual Meeting must submit his or her proposal to the company in writing on or before November 2, 2022, which is 120 calendar days prior to the anniversary of the date this proxy statement was released to shareholders. However, if the date of the 2023 Annual Meeting of Shareholders is more than 30 calendar days earlier or later than the anniversary date of the Virtual Annual Meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Proposals must comply with all applicable SEC rules.

If a shareholder wishes to nominate a director for inclusion in the company’s proxy materials for the 2023 Annual Meeting of Shareholders pursuant to the company’s proxy access bylaw provision, the company’s bylaws require that the shareholder give advance written notice to the company’s Corporate Secretary no earlier than 150 days and no later than 120 days before the one year anniversary of the date when the proxy materials for the previous year’s annual meeting of shareholders were released to shareholders, which for the 2023 Annual Meeting would be no earlier than October 3, 2022, and no later than November 2, 2022. However, if the date of the 2023 Annual Meeting of shareholders is more than 30 calendar days earlier or later than the date contemplated at the time of the Virtual Annual Meeting, the notice must be received by the company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.

Shareholder Proposals and Nominations not for inclusion in the Company’s Proxy Materials

If a shareholder wishes to present a proposal, including a proposal to nominate a director nominee, at the 2023 Annual Meeting, even if the proposal or nomination is not intended to be included in the 2023 proxy materials, the company’s bylaws require that the shareholder give advance written notice to the company’s Corporate Secretary at least 120 days before the one year anniversary of the date when the proxy statement was released to shareholders in connection with the previous year’s annual meeting, which, for the 2023 Annual Meeting, would be November 2, 2022. However, if the date of the 2023 Annual Meeting of Shareholders is more than 30 calendar days earlier or later than the date contemplated at the time of the Virtual Annual Meeting, the notice must be received by the company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting.

If a shareholder is permitted to present a proposal at the 2023 Annual Meeting, but the proposal was not included in the 2023 proxy materials, the company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 16, 2023, which is 45 calendar days prior to the one-year anniversary of the mailing of this proxy statement.

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Please refer to our annual and quarterly financial statements filed with the Securities and Exchange Commission on Forms 10-K and 10-Q and other public reports for further information about us and our business.

FFO: FFO is a non-GAAP performance measure computed in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT). It is calculated as net income attributable to common shareholders computed in accordance with generally accepted accounting principles (GAAP), excluding depreciation and amortization related to real estate, gains or losses on sales of real estate assets (including real estate assets incidental to our business), gains or losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business) and similar adjustments for unconsolidated joint ventures and partially owned consolidated entities, all net of related taxes. We believe FFO to be most directly comparable to net income attributable to common shareholders as defined by GAAP. FFO does not represent a measure of liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Core FFO: Core FFO is computed as FFO adjusted for certain items that can create significant earnings volatility and do not directly relate to our core business operations. The adjustments include gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, promote income, severance and other charges related to major overhead restructuring activities, and the expense impact of non-incremental costs attributable to successful leases. Although our calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance.

AFFO: AFFO is defined by the company as the Core FFO (as defined above), less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period and adjusted for certain non-cash items including straight line rental income and expense, non-cash components of interest expense, including interest rate hedge amortization, stock compensation expense and after similar adjustments for unconsolidated partnerships and joint ventures.

Property Level Net Operating Income - Cash Basis (PNOI): PNOI is a non-GAAP performance measure, which is comprised of rental revenues from continuing operations (computed in accordance with GAAP) less rental expenses and real estate taxes from continuing operations, along with adjustments to exclude the straight line rental income and expense, amortization of above and below market rents, amortization of lease concessions and lease termination fees, as well as an adjustment to add back intercompany rent. PNOI, as we calculate it, may not be directly comparable to similarly titled, but differently calculated, measures for other REITs. We believe that PNOI to be most directly comparable to income from continuing operations defined by GAAP and that PNOI is another useful supplemental performance measure, as it is an input in many REIT valuation models and it provides a means by which to evaluate the performance of the properties within our Rental Operations segments.

Same-Property Net Operating Income (SPNOI - Cash): We evaluate the performance of our properties, including our share of properties we jointly control, on a "same-property" basis, using PNOI with certain minor adjustments. The same-property pool of properties is defined once a year at the beginning of the current calendar year, and includes buildings that were in the stabilized portfolio throughout both the current and prior calendar years in both periods. The same-property pool is adjusted for dispositions subsequent to its initial establishment. SPNOI also excludes termination fees. SPNOI is a non-GAAP supplemental performance measure that we believe is useful because it improves comparability between periods by eliminating the effects of changes in the composition of our portfolio.

EBITDA: EBITDA is defined by the company as net income (computed in accordance with GAAP), before interest, taxes, depreciation and amortization.

Core EBITDA: Core EBITDA is defined by the company as EBITDA, adjusted for the same reasons as Core FFO, to exclude gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, the expense impact of costs attributable to successful leasing activities and promote income and severance charges related to major overhead restructuring activities. Core EBITDA also excludes gains and losses on sales of real estate assets (including real estate assets incidental to our business), gains and losses from change of control, impairment charges related to real estate assets (including real estate assets incidental to our business) and includes the applicable share of Core EBITDA related to unconsolidated joint ventures and partially owned consolidated entities.

Fixed Charges: Fixed Charges are defined as the sum of interest expense (computed in accordance with GAAP) and capitalized interest expense, adjusted for such amounts related to unconsolidated joint ventures and partially owned consolidated entities.

Fixed Charge Coverage ratio: Fixed Charge Coverage ratio is defined as Core EBITDA divided by Fixed Charges.

While we believe our non-GAAP measures are important supplemental measures, they should not be used alone because they exclude significant economic components of the comparable measures computed under GAAP, and are, therefore, limited as analytical tools. These measures are used by management as supplemental financial measures of operating performance, and we believe that it is important that shareholders, potential investors and financial analysts understand the measures management uses. We do not use our non-GAAP measures as, nor should they be considered to be, alternatives to net income, net income attributable to common shareholders or income from continuing operations before income taxes computed under GAAP, as indicators of our operating performance, as alternatives to cash from operating activities computed under GAAP, or as indicators of our ability to fund our cash needs. We reconcile our modified FFO, EBITDA and SPNOI measures to comparable measures computed under GAAP as follows:

Duke Realty Corporation and Subsidiaries
Non-GAAP Reconciliations - FFO, Core FFO, and AFFO
Twelve Months Ended December 31,
(Unaudited and in thousands, except per share amounts)

	2021			2020
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net income attributable to common shareholders	$852,895			$299,915
Less dividends on participating securities	(1,356)			(1,447)
Net income per common share-basic	851,539	377,673	$2.25	298,468	370,057	$0.81
Add back:
Noncontrolling interest in earnings of unitholders	8,354	3,708		2,663	3,303
Other potentially dilutive securities	1,356	2,095		—	796
Net income attributable to common shareholders-diluted	$861,249	383,476	$2.25	$301,131	374,156	$0.80
Reconciliation to FFO
Net income attributable to common shareholders	$852,895	377,673		$299,915	370,057
Adjustments:
Depreciation and amortization	362,148			353,013
Depreciation, amortization and other - unconsolidated joint ventures	9,383			9,265
Gains on sales of properties	(585,685)			(127,811)
Gains on land sales	(12,917)			(10,458)
Income tax expense triggered by sales of real estate assets	18,549			(5,112)
Impairment Charges	—			5,626
Gains on sales of real estate assets - unconsolidated joint ventures	(20,106)			(822)
Noncontrolling interest share of adjustments	2,222			(1,979)
NAREIT FFO attributable to common shareholders - basic	626,489	377,673	$1.66	521,637	370,057	$1.41
Noncontrolling interest in income of unitholders	8,354	3,708		2,663	3,303
Noncontrolling interest share of adjustments	(2,222)			1,979
Other potentially dilutive securities		2,095			2,236
NAREIT FFO attributable to common shareholders - diluted	$632,621	383,476	$1.65	$526,279	375,596	$1.40
Gains on involuntary conversion	(3,222)			(4,312)
Loss on debt extinguishment - including share of unconsolidated joint venture	17,964			32,900
Non-incremental costs related to successful leases	13,302			12,292
Overhead restructuring charges	3,463			4,524
Core FFO attributable to common shareholders - diluted	$664,128	383,476	$1.73	$571,683	375,596	$1.52
AFFO
Core FFO - diluted	$664,128	383,476	$1.73	$571,683	375,596	$1.52
Adjustments:
Straight-line rental income and expense	(32,846)			(26,102)
Amortization of above/below market rents and concessions	(12,475)			(9,093)
Stock based compensation expense	25,122			23,049
Non-cash interest expense	9,834			9,238
Second generation concessions	(2,913)			(743)
Second generation tenant improvements	(21,725)			(18,188)
Second generation leasing costs	(29,479)			(29,017)
Building improvements	(10,597)			(3,926)
AFFO - diluted	$589,049	383,476		$516,901	375,596

Duke Realty Corporation and Subsidiaries
Non-GAAP Reconciliations - Same Property Net Operating Income
Twelve Months Ended December 31,
(Unaudited and in thousands)

			Percent
	2021	2020	Change
Income from continuing operations before income taxes	$880,167	$297,537
Share of same property NOI from unconsolidated joint ventures	22,505	21,880
Non segment items (*)	(88,940)	410,541
Earnings from service operations	(12,142)	(6,028)
Properties not included and other adjustments	(162,580)	(116,818)
Same property NOI - Cash Basis	$639,010	$607,112	5.3%

	2021	2020
(*) Non-Segment Items:
Equity in earnings of unconsolidated companies	$32,804	$11,944
Interest expense	(84,843)	(93,442)
Depreciation expense	(362,148)	(353,013)
Gain on sale of properties	585,685	127,700
Impairment charges on non-depreciable properties	—	(5,626)
Interest and other income	4,451	1,721
General and administrative expenses	(69,554)	(62,404)
Gain on land sales	12,917	10,458
Other operating expenses	(3,607)	(8,209)
Non-incremental costs related to successful leases	(13,302)	(12,292)
Loss on debt extinguishment	(17,901)	(32,900)
Gain on involuntary conversion	3,222	4,312
Other non-segment revenues and expenses, net	1,216	1,210
	$88,940	$(410,541)

Duke Realty Corporation and Subsidiaries
Non-GAAP Reconciliations - Fixed Charge Coverage
Twelve Months Ended December 31,
(Unaudited and in thousands)

	2021	2020	2019
Ratio of Net Income/Interest Expense
Net income	$861,618	$302,760	$432,644
Add interest expense	84,843	93,442	89,756
	$946,461	$396,202	$522,400
Interest expense	$84,843	$93,442	$89,756
Ratio of Net Income/Interest Expense	11.2	4.2	5.8

	2021	2020	2019
Non-GAAP Reconciliation - EBITDA and Core EBITDA
Net income	$861,618	$302,760	$432,644
Add depreciation and amortization - continuing operations	362,148	353,013	327,223
Add non-real estate asset related depreciation	2,347	2,793	2,217
Add interest expense	84,843	93,442	89,756
Add income tax (benefit) expense - continuing operations	18,549	(5,112)	8,686
Add finance lease related interest expense	267	—	—
EBITDA	$1,329,772	$746,896	$860,526
Gains on sale of properties	(585,685)	(127,811)	(235,098)
Gains on land sales	(12,917)	(10,458)	(7,445)
Impairment charges	—	5,626	—
Equity in earnings of unconsolidated joint ventures	(32,804)	(11,944)	(31,406)
Company's share of unconsolidated joint venture EBITDA	24,249	22,115	22,078
Gain on involuntary conversion	(3,222)	(4,312)	(2,259)
Non-incremental costs related to successful leases	13,302	12,292	12,402
Loss on debt extinguishment	17,901	32,900	6,320
Overhead restructuring charges	3,463	4,524	—
Noncontrolling interest share of consolidated joint venture EBITDA	240	115	(92)
Core EBITDA	$754,299	$669,943	$625,026
Components of Fixed Charges
Interest expense - continuing operations	$84,843	$93,442	$89,756
Interest expense - finance lease	267	—	—
Company's share of unconsolidated joint venture interest expense	1,628	1,852	3,066
Less noncontrolling interest share of consolidated joint venture interest expense	(320)	(297)	(29)
Capitalized interest	34,953	24,327	26,525
Company's share of unconsolidated joint venture capitalized interest	—	80	366
Total Fixed Charges	$121,371	$119,404	$119,684

Fixed Charge Coverage Ratio	6.2	5.6	5.2

Duke Realty Corporation and Subsidiaries
Non-GAAP Reconciliations - Net Debt to EBITDA
December 31,
(Unaudited and in thousands)

	2021	2020

Total Debt, excluding discounts, premiums and deferred financing costs	$3,734,722	$3,418,157
Finance lease liabilities	39,194	19,430
Share of unconsolidated joint venture debt	80,998	77,769
Less noncontrolling share of consolidated debt	(9,019)	(9,387)
Less cash	(69,752)	(6,309)
Net Debt	$3,776,143	$3,499,660

Core EBITDA	$754,299	$669,943

Net debt to EBITDA	5.0	5.2

DUKE REALTY CORPORATION
ATTN: INVESTOR RELATIONS
8711 RIVER CROSSING BLVD
INDIANAPOLIS, IN 46240

SCAN TO
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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 8, 2022 for shares held in the company's 401(k) Plan and by 11:59 P.M. Eastern Time on April 12, 2022 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DRE2022**

You may attend the meeting via the Internet and vote during the meeting. Use the 16-digit control number (which is included on your proxy card) to log in and follow the instructions to vote.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for such electronic delivery, please follow the instructions above to vote using the Internet before the meeting and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 8, 2022 for shares held in the company's 401(k) Plan and by 11:59 P.M. Eastern Time on April 12, 2022 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION
If you are a shareholder of record, you may confirm that your instructions were received and included in the final tabulation to be issued at the Virtual Annual Meeting on April 14, 2022 via the Proxy Vote Confirmation link at www.proxyvote.com by using the information printed in the box marked by the arrow. Vote Confirmation is available 24 hours after your vote is received beginning March 30, 2022, with the final vote tabulation remaining available for up to two months after the Virtual Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D67403-P66489-Z81808

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DUKE REALTY CORPORATION

The Board of Directors recommends you vote FOR each of the directors in proposal 1 and FOR proposals 2 and 3.

1. To elect 11 directors to serve on the Company's Board of Directors for a one-year term ending at the 2023 Annual Meeting of Shareholders and until their successors are elected and qualified.

		For	Against	Abstain
1a.	John P. Case	☐	☐	☐
1b.	James B. Connor	☐	☐	☐
1c.	Tamara D. Fischer	☐	☐	☐
1d.	Norman K. Jenkins	☐	☐	☐
1e.	Kelly T. Killingsworth	☐	☐	☐
1f.	Melanie R. Sabelhaus	☐	☐	☐
1g.	Peter M. Scott, III	☐	☐	☐
1h.	David P. Stockert	☐	☐	☐
1i.	Chris T. Sultemeier	☐	☐	☐
1j.	Warren M. Thompson	☐	☐	☐
1k.	Lynn C. Thurber	☐	☐	☐

		For	Against	Abstain
2.	To vote on an advisory basis to approve the compensation of the Company's named executive officers as set forth in the proxy statement.	☐	☐	☐
3.	To ratify the reappointment of KPMG LLP as the Company's independent registered public accountants for the fiscal year 2022.	☐	☐	☐

NOTE: The Board of Directors may transact such other business as may properly come before the Virtual Annual Meeting and any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting virtually.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting of Shareholders (the "Virtual Annual Meeting"):
The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com.

D67404-P66489-Z81808

DUKE REALTY CORPORATION
Virtual Annual Meeting
April 14, 2022 10:00 A.M. Eastern Time
THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

We cordially invite you to electronically attend the Virtual Annual Meeting of Shareholders of Duke Realty Corporation, which will be held on Wednesday, April 14, 2022 at 10:00 A.M. Eastern Time. You will be able to attend the Virtual Annual Meeting, vote, and submit your questions during the Virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/DRE2022 entering the 16-digit control number included on your proxy card, and following the instructions for participation and voting.

The undersigned hereby revokes all prior proxies and appoints James B. Connor and Ann C. Dee, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of common stock of Duke Realty Corporation which the undersigned would be entitled to vote at the Virtual Annual Meeting to be held on April 14, 2022 at 10:00 A.M. Eastern Time and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is indicated, this proxy will be voted in accordance with the recommendations of the Board of Directors for proposals 1, 2 and 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

Continued and to be signed on reverse side.